     Exhibit 4.8

NOTE AND EQUITY PURCHASE AGREEMENT

by and among

THE MIDDLEBY CORPORATION and
MIDDLEBY MARSHALL INC.,
AS LOAN PARTIES,

AMERICAN CAPITAL FINANCIAL SERVICES, INC.,
AS AGENT

and

THE PURCHASERS IDENTIFIED ON
ANNEX A HERETO

December 21, 2001

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1
1.1	Certain Definitions	1
1.2	Other Definitional Provisions; Construction	18

ARTICLE 2 ISSUE AND SALE OF SECURITIES	18
2.1	Authorization and Issuance of the Notes	18
2.2	Authorization and Issuance of the Warrants	18
2.3	Sale and Purchase	18
2.4	The Closing	18

ARTICLE 3 REPAYMENT OF THE NOTES	19
3.1	Interest Rates and Interest Payments	19
3.2	Repayment of the Notes	19
3.3	Optional Prepayment of Notes	19
3.4	Notice of Optional Prepayment	20
3.5	Mandatory Prepayment	20
3.6	Home Office Payment	20
3.7	Taxes	20
3.8	Maximum Lawful Rate	22
3.9	Capital Adequacy	22
3.10	Certain Waivers	22

ARTICLE 4 CONDITIONS	23
4.1	Conditions to Purchase of Securities	23

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES	26
5.1	Representations and Warranties of Loan Parties	26
5.2	Absolute Reliance on the Representations and Warranties	32

ARTICLE 6 TRANSFER OF SECURITIES	33
6.1	Restricted Securities	33
6.2	Legends; Purchaser’s Representations	33
6.3	Transfer of Notes	33
6.4	Replacement of Lost Securities	34
6.5	No Other Representations Affected	34

ARTICLE 7 COVENANTS	34
7.1	Affirmative Covenants	34
7.2	Negative Covenants	40
7.3	Financial Covenants	47

ARTICLE 8 EVENTS OF DEFAULT	47
8.1	Events of Default	47

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8.2	Consequences of Event of Default	49

ARTICLE 9 THE AGENT	50
9.1	Authorization and Action	50
9.2	Delegation of Duties	50
9.3	Exculpatory Provisions	50
9.4	Reliance	51
9.5	Non-Reliance on Agent and Other Purchasers	51
9.6	Agent in its Individual Capacity	51
9.7	Successor Agent	51
9.8	Collections and Disbursements	52
9.9	Reporting	52
9.10	Consent of Purchasers	53
9.11	This Article Not Applicable to Loan Parties	53

ARTICLE 10 PUT OPTION	54
10.1	Grant of Option	54
10.2	Put Price	54
10.3	Exercise of Put Option	54
10.4	Certain Remedies	54
10.5	Put Option Closing	55

ARTICLE 11 PREEMPTIVE RIGHTS	55
11.1	Limited Preemptive Rights	55

ARTICLE 12 REGISTRATION RIGHTS	56
12.1	Piggyback Registrations	56
12.2	Demand Registration Rights	57
12.3	S-3 Demand Registration Rights	58
12.4	Holdback Agreements	58
12.5	Registration Procedures	58
12.6	Registration Expenses	61
12.7	Indemnification	61
12.8	Participation in Underwritten Registrations	62

ARTICLE 13 MISCELLANEOUS	62
13.1	Successors and Assigns	62
13.2	Modifications and Amendments	62
13.3	No Implied Waivers; Cumulative Remedies; Writing Required	63
13.4	Reimbursement of Expenses	63
13.5	Holidays	63
13.6	Notices	63
13.7	Survival	65
13.8	Governing Law	65
13.9	Jurisdiction, Consent to Service of Process	65
13.10	Jury Trial Waiver	66
13.11	Severability	66

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13.12	Headings	66
13.13	Indemnity	66
13.14	Environmental Indemnity	66
13.15	Counterparts	67
13.16	Integration	68
13.17	Subordination	68

iii

NOTE AND EQUITY PURCHASE AGREEMENT

$25,000,000 Aggregate Principal Amount of
Senior Subordinated Promissory Notes of the Company
Due September 14, 2006

Warrants to Purchase up to 8.25%
of Common Stock of Parent

     THIS NOTE AND EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of December 21, 2001, is by and among The Middleby Corporation, a Delaware corporation (“Parent”), Middleby Marshall Inc., a Delaware corporation (the “Company” and, jointly and severally, the “Loan Parties”), the securities purchasers that are now and hereafter at any time parties hereto and are listed in Annex A (or any amendment or supplement thereto) attached hereto (each a “Purchaser” and collectively, “Purchasers”), and AMERICAN CAPITAL FINANCIAL SERVICES, INC., a Delaware corporation (“ACFS”), as administrative agent for Purchasers (in such capacity “Agent”). Capitalized terms used and not defined elsewhere in this Agreement are defined in Article 1 hereof.

RECITALS

     A. Parent and Maytag Corporation, a Delaware corporation (“Maytag”), are party to that certain Stock Purchase Agreement, dated as of August 30, 2001 (as amended, restated or otherwise modified from time to time, the “Acquisition Agreement”), whereby Parent has agreed to purchase all of the capital stock of Blodgett Holdings, Inc. (the “Blodgett Acquisition”).

     B. In order to finance the Blodgett Acquisition and provide working capital to the Company, the Company has proposed selling to Purchasers the Notes to be issued pursuant to this Agreement.

     C. In order to induce Purchasers to purchase the Notes to be issued pursuant to this Agreement, Parent has agreed to issue and sell to Purchasers, in connection with the purchase of such Notes, warrants to purchase up to 8.25% (on a fully diluted basis) of the issued and outstanding Common Stock of Parent subject to the terms and conditions sets forth in this Agreement.

     NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

     NOW, THEREFORE, the parties hereto, in consideration of the premises and their mutual covenants and agreements herein set forth and intending to be legally bound hereby, covenant and agree as follows:

ARTICLE 1

DEFINITIONS

     1.1 Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

     “ACAS” shall mean American Capital Strategies, Ltd., a Delaware limited partnership.

     “ACFS” shall have the meaning assigned to such term in the introductory paragraph hereto.

     “Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary).

     “Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.

     “Acquisition Documents” shall mean the Acquisition Agreement and all documents, instruments, certificates, and agreements contemplated thereby or executed in connection therewith.

     “Affiliate” shall mean with respect to any Person, (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person and (b) any officer or director of such Person.

     “Agent” shall have the meaning assigned to such term in the preamble hereto and any successor agent provided for hereunder.

     “Agreement” shall mean this Note and Equity Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     “Appraised Value” shall mean the fair market value of a security on a control premium basis without discount for limitations on voting rights, minority interests, illiquidity or restrictions on transfer, as determined by an appraisal performed at the expense of Parent by any of (x) Houlihan, Lokey, Howard & Zukin, (y) Duff & Phelps or (z) Willamette Management Associates, or any successor to such firms, as Parent shall elect; provided, that such appraiser shall be directed to determine the value of such securities as soon as practicable, but in no event later than 30 days from the date of its selection and for such purposes all rights, options and warrants to subscribe for or purchase, and other securities convertible into or exchangeable for Common Stock of Parent shall be deemed to be exercised, exchanged or converted, and the underlying shares of Common Stock of Parent shall be deemed outstanding.

     “Asset Sale” shall mean the sale, lease, assignment or other transfer for value by a Middleby Company to any Person (other than a Middleby Company) of any asset or right of such Middleby Company (including any sale or other transfer of stock of any Subsidiary, whether by merger, consolidation or otherwise), excluding (a) the sale or lease of inventory in the ordinary course of business, (b) license agreements entered into by such Middleby Company, as licensor, in the ordinary course of business for the use of any intellectual property or other intangible asset of such Middleby Company, (c) sales or discounts of accounts receivable in the ordinary course of business in connection with the compromise or collection thereof, which sales shall be without recourse to such Middleby Company and (d) other sales or transfers of assets in an aggregate amount not exceeding $500,000 in any fiscal year.

     “Blodgett Acquisition” shall have the meaning assigned to such term in the recitals hereto.

     “Business” shall mean the principal business of each of the Middleby Companies as set forth in Section 5.1(b) herein and as such shall continue to be conducted following the purchase and sale of the Securities.

     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in Illinois are authorized or required by law to close.

     “By-laws” shall mean the by-laws, partnership agreement, limited liability company agreement, regulations, operating agreement or analogous instrument governing the operations of each of the Middleby Companies, as applicable, including all amendments and supplements thereto.

     “Capital Expenditures” shall mean all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Parent, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

     “Capitalized Leases” shall mean, with respect to any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as Capitalized Leases on a balance sheet of such Person.

     “Cash Equivalent Investment” shall mean, at any time, (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Senior Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Group (“S&P”) or P-l by Moody’s Investors Service, Inc. (“Moody’s”) (or carrying an equivalent rating by an internationally-recognized rating agency), (c) any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers acceptance, maturing not more than one year after such time, or overnight Federal funds transactions or money market deposit accounts that are issued or sold by, or maintained with, a Senior Lender, (d) any repurchase agreement entered into with any Senior Lender which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Senior Lender thereunder, (e) investments in short-term asset management accounts offered by any Senior Lender for the purpose of investing in loans to any corporation (other than the Parent or an Affiliate of the Parent), state or municipality, in each case organized under the laws of any state of the United States or of the District of Columbia, (f) securities with maturities of six (6) months or fewer from the date of acquisition backed by standby letters of credit issued by any Senior Lender, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules, regulations, standards guidelines and publications issued thereunder.

     “Change of Control” shall mean the occurrence of any of the following:

(a) Any “person”or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) William Whitman, Jr. and any Related Person and (ii) any employee benefit plan of the Parent or any Subsidiary, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner”(as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership”of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of outstanding shares of voting stock of the Parent in excess of the amount of shares of such stock owned by William Whitman, Jr. and the Related Persons;

(b) Individuals who on the Closing Date were directors of the Parent (the “Incumbent Board”) shall cease for any reason to constitute a majority of the board of directors of the Parent; provided that any individual becoming a director subsequent to the Closing Date whose election, or nomination for election by the Parent’s stockholders, was approved by the requisite vote of the then Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any “person” or “group” other than a solicitation for the election of one or more directors by or on behalf of the board of directors; or

(c) William Whitman, Jr. and his spouse (or, after the death of William Whitman, Jr., the Related Persons) shall fail to own at least 15% of the total voting power of all outstanding shares of voting stock of Parent; provided that the calculation of the percentage of the total voting power of all outstanding shares of voting stock of the Parent (the “Parent Voting Shares”) owned by William Whitman, Jr. and his spouse (or, after the death of William Whitman, Jr., the Related Persons) shall be computed without giving effect to any dilution caused by the issuance of any Parent Voting Shares (i) to officers, employees or directors of the Parent or any Subsidiary pursuant to any stock option, benefit or compensation plan, (ii) pursuant to a public offering of Parent Voting Shares and/or (iii) upon the exercise of the Warrants.

4

     “Charter Documents” shall mean the articles of incorporation, certificate of incorporation, certificate of limited partnership, certificate of limited liability company, articles of organization, certificate of organization, charter or analogous organic instrument filed with the appropriate Governmental Authorities of each of the Middleby Companies, as applicable, including all amendments and supplements thereto.

     “Closing” shall mean the closing of the purchase and sale of the Securities pursuant to this Agreement.

     “Closing Date” shall mean the date and time for delivery and payment of the Notes as finally determined pursuant to Section 2.4 hereof.

     “Closing Processing Fee” shall mean a fee in an amount equal to $687,500 ($50,000 of which was paid by the Company to ACFS prior to the date hereof) payable by the Company to ACFS in consideration of the structuring of the financing contemplated hereby.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Common Stock” shall mean the common stock, $.01 par value, of the Parent.

     “Company” shall have the meaning assigned to such term in the introductory paragraph hereto.

     “Computation Period” shall mean each period of four (4) consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

     “Condition” shall mean any condition that results in or otherwise relates to any Environmental Liabilities.

     “Conditional Warrants” shall mean Warrants issued pursuant to, and in the form of Exhibit B-2 to, this Agreement.

     “Consolidated Net Income” shall mean, with respect to the Parent and its Subsidiaries for any period, the net income (or loss) of the Parent and its Subsidiaries for such period, excluding (a) any extraordinary gains during such period and (b) any foreign exchange translation gains or losses that might appear on or be reflected in the consolidated statement of earnings of the Parent and its Subsidiaries on a consolidated basis for such period.

     “Consolidated Net Worth” shall mean, at any date, the sum of (a) consolidated stockholders’ equity (excluding any equity attributable to any preferred stock which is mandatorily redeemable, or redeemable at the option of the holder thereof, prior to one year following the final stated maturity of the Term Financing) of the Parent and its Subsidiaries as of such date and (b) all Special Charges taken after September 29, 2001.

     “Controlled Group” shall mean the “controlled group of corporations” as that term is defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the Middleby Companies are a part from time to time.

     “Default” shall mean any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.

     “Determination Date” shall mean the earlier to occur of (a) the date of payment in full of the Notes in accordance with the terms of this Agreement and (b) September 14, 2006.

     “Direct Competitor” shall mean a Person engaged in whole or in part in a business substantially similar to the Business.

     “Domestic Subsidiary” shall mean any Subsidiary that is incorporated in the United States.

     “EBITDA” shall mean for any period, without duplication, Consolidated Net Income for such period plus to the extent deducted in determining such Consolidated Net Income, Interest Expense, income tax expense, depreciation and amortization for such period.

     “Environmental Claims” means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of hazardous substances or injury to the environment.

     “Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed and enforceable duties, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to environmental matters.

     “Environmental Liabilities” shall mean any obligations or liabilities (including any claims, suits or other assertions of obligations or liabilities) that are:

(a) related to environmental, health or safety issues (including on-site or off-site contamination by Pollutants of surface or subsurface soil or water, and occupational safety and health); and

(b) based upon or related to (i) any provision of past, present or future United States or foreign Environmental Law (including CERCLA and RCRA) or common law, or (ii) any judgment, order, writ, decree, permit or injunction imposed by any court, administrative agency, tribunal or otherwise.

The term “Environmental Liabilities” includes: (a) fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements; (b) defense and other responses to any administrative or judicial action (including claims, notice letters, complaints, and other assertions of liability); and (c) financial responsibility for (i) cleanup costs and injunctive relief, including any Removal, Remedial or other Response actions, and natural resource damages, and (ii) any other compliance or remedial measures.

     “Environmental Schedule” shall have the meaning assigned to such term in Section 5.1(l) hereof.

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended, and the rules and regulations of any governmental agency or authority, as from time to time in effect, promulgated thereunder.

     “Event of Default” shall mean any of the events of default described in Section 8.1 hereof.

     “Exercise Shares” shall mean the number of shares of Common Stock (as adjusted from time to time in accordance with the Warrants) into which each Conditional Warrant is exercisable.

     “Fair Market Value” of a security shall mean (a) the Market Price thereof or (b) if determined in connection with a Change of Control, the greater of (i) the Market Price thereof or (ii) the value to be realized by the holder of the security as a result of such Change of Control.

     “Fiscal Quarter” shall mean each 13-week period during a Fiscal Year, beginning with the first day of such Fiscal Year.

     “Fiscal Year” or “fiscal year” shall mean the fiscal year of the Parent and its Subsidiaries, which period shall be the 12-month period ending on the Saturday closest to December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2001”) refer to the Fiscal Year ending on the Saturday closest to December 31 of such calendar year.

     “Fixed Charge Coverage Ratio” shall mean, as of the last day of any Computation Period, the ratio of (a) the result of (i) Pro Forma EBITDA for such Computation Period less (ii) Capital Expenditures for such Computation Period less (iii) cash income tax expense for such Computation Period to (b) the sum of (i) Interest Expense to the extent payable in cash for such Computation Period plus (ii) the Scheduled Loan Payments (as defined below) for such Computation Period plus (iii) the actual aggregate amount of all other principal payments on Indebtedness made by the Parent and its Subsidiaries during such Computation Period; provided that:

(x) in calculating Capital Expenditures, capital expenditures of any Person (or division or similar business unit) acquired by the Parent or any of its Subsidiaries during such period shall be included on a pro forma basis for such period and the capital expenditures of any Person (or division or similar business unit) disposed of by the Parent or any of its Subsidiaries during such period shall be excluded on a pro forma basis for such period; and

(y) in calculating Interest Expense, any Indebtedness incurred or assumed in connection with any Acquisition shall be assumed to have been incurred or assumed on the first day of such period and any Indebtedness assumed by any Person (other than the Parent or any of its Subsidiaries) in connection with the disposition of any Person (or division or similar business unit) disposed of by the Parent or any of its Subsidiaries during such period shall be assumed to have been repaid on the first day of such period.

7

     For purposes of clause (b)(ii) above, “Scheduled Loan Payments” shall mean, with respect to the Term Financing, (A) for the Computation Period ending March 30, 2002, $6,000,000, (B) for the Computation Period ending June 29, 2002, $7,000,000, (C) for the Computation Period ending September 28, 2002, $9,000,000, (D) for the Computation Periods ending December 28, 2002, March 29, 2003, June 28, 2003 and September 27, 2003, $10,000,000, and (E) for any Computation Period ending thereafter, the amount of principal payments of the Loans (as defined in the Senior Credit Agreement) scheduled to be made during such Computation Period.

     “Funded Debt” shall mean all Indebtedness of the Parent and its Subsidiaries, excluding (i) contingent obligations in respect of undrawn letters of credit and Suretyship Liabilities (except, in each case, to the extent constituting Suretyship Liabilities in respect of Indebtedness of a Person other than the Company or any Subsidiary), (ii) Hedging Obligations, (iii) Indebtedness of the Company to its Subsidiaries and Indebtedness of the Company’s Subsidiaries to the Company or to other Subsidiaries of the Company, (iv) Indebtedness of Parent to the Company and (v) Seller Subordinated Debt.

     “GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

     “Governmental Authorities” shall mean any federal, state, provincial or municipal court or other governmental department, ministry, council, commission, board, bureau, agency or instrumentality, governmental or quasi-governmental, domestic or foreign.

     “Guaranty” shall mean any guaranty of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase an obligation owed by such obligor, or to purchase goods and services from such obligor pursuant to a take-or-pay contract, or to maintain the capital, working capital, solvency or general financial condition of such obligor, whether or not any such arrangement is reflected on the balance sheet of such other Person, firm or corporation, or referred to in a footnote thereto, but shall not include endorsements of items for collection in the ordinary course of business. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty.

     “Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

     “Hedging Agreements” shall mean any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

     “Hedging Obligations” shall mean, with respect to any Person, all liabilities of such Person under Hedging Agreements.

     “Holder” shall have the meaning assigned to such term in Section 10.1 hereof.

     “Holders’ IRR” shall have the meaning set forth in Section 13.18(a) hereof.

     “Indebtedness” shall mean, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capitalized Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person in respect of obligations of the types referred to in clauses (a) through (f) and (h) all Indebtedness of any partnership in which such Person is a general partner.

     “Indebtedness to be Repaid” shall mean the Indebtedness listed on Schedule 7.2(a)(xi).

     “Interest Expense” shall mean, for any Computation Period, the consolidated interest expense of the Parent and its Subsidiaries for such Computation Period (including all imputed interest on Capitalized Leases).

     “Investment” shall mean, relative to any Person, (a) any loan or advance made by such Person to any other Person (excluding prepaid expenses in the ordinary course of business, accounts receivable arising in the ordinary course of business and commission, travel, relocation or similar loans or advances made to directors, officers and employees of the Parent or any of its Subsidiaries), (b) any Suretyship Liability of such Person, (c) any ownership or similar interest held by such Person in any other Person and (d) deposits and the like relating to prospective Acquisitions.

     “IP Assets” shall mean all intellectual property of the Middleby Companies including copyrights, trademarks, trademark applications, service marks and trade names, trade secrets, patent and patent applications related to the Business, and all physical manifestations thereof, including, without limitation, all books, manuals, software, disks, computer tapes and electronic and electromagnetic representations and reproductions thereof.

     “IRS” shall mean the Internal Revenue Service and any governmental body or agency succeeding to the functions thereof.

     “IRR” shall mean, as to any Person and as of any date of determination, the internal rate of return received with respect to a Person’s investment in Notes and Warrants (which rate of return shall specifically exclude loan fees (other than prepayment premiums) received in connection therewith), assuming that the Warrants are exercisable into 5.5% of the issued and outstanding Common Stock of Parent on a fully diluted basis at the time of Closing.

     “Laws” shall mean all U.S. and foreign federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies, rules of common law, and the like, now or hereafter in effect, including any judicial or administrative interpretations thereof, and any judicial or administrative orders, consents, decrees or judgments.

     “Lien” shall mean, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

     “Life Insurance” shall have the meaning assigned to such term in Section 7.1(n) hereof.

     “Litigation Schedule” shall have the meaning assigned to such term in Section 5.1(j) hereof.

     “Loan Parties” shall have the meaning assigned to such term in the introductory paragraph hereto.

     “Manage” and “Management” shall mean generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined in CERCLA, RCRA and other Environmental Laws (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, such Environmental Laws).

     “Market Price” of any security shall mean the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of each day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 30 days consisting of the day as of which “Market Price” is being determined and the 29 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, then “Market Price” shall be the fair value thereof determined jointly by Parent and the Holders of Warrants representing a majority of the shares of Common Stock of Parent obtainable upon exercise of the Warrants. If such parties are unable to reach agreement within ten (10) days of any event that requires the determination of Market Price, then the Market Price shall be deemed to be the Appraised Value.

     “Material Adverse Effect” shall mean a material adverse effect on the business, properties, assets or financial condition of the Middleby Companies, taken as a whole.

     “Maytag” shall have the meaning assigned to such term in the recitals hereto.

     “Middleby Companies” shall mean Parent, Company and each of their respective Subsidiaries.

     “Multiemployer Plan” shall mean a multiemployer plan (within the meaning of Section 3(37) of ERISA) that is maintained for the benefit of the employees of the Middleby Companies or any member of the Controlled Group.

     “Net Cash Proceeds” shall mean:

(a)	with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by a Middleby Company pursuant to such Asset Sale, net of (i) the direct costs relating to such Asset Sale (including brokerage fees, sales and other commissions, legal, accounting and investment banking fees, survey costs, title insurance premiums and other customary fees and expenses incurred in connection therewith), (ii) taxes paid or reasonably estimated by such Middleby Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of principal of any Indebtedness (and related prepayment premiums) secured by a Lien on the asset subject to such Asset Sale (other than Indebtedness hereunder and under the Senior Credit Documents), (iv) appropriate amounts to be provided by such Middleby Company, as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by such Middleby Company, after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters and liabilities under any indemnification obligation associated with the assets sold or disposed of in such Asset Sale (provided that, if and to the extent that such reserves are no longer required to be maintained in accordance with GAAP, such amounts shall constitute Net Cash Proceeds, to the extent such amounts would have otherwise constituted Net Cash Proceeds under this clause (a)), (v) amounts that are used within 180 days following such Asset Sale to purchase replacement assets (or assets performing similar functions), and (vi) in the case of any proceeds arising out of the sublease of any property, amounts required to be paid in respect of the lease of such property; and

11

(b)	with respect to any issuance of equity securities or Indebtedness, the aggregate cash proceeds received by such Middleby Company pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriter’s discounts and commissions and legal, accounting and investment banking fees).

     “Non-U.S. Lender” shall have the meaning set forth in Section 3.7 hereof.

     “Notes” shall have the meaning set forth in Section 2.1(c) hereof.

     “Organizational Schedule” shall have the meaning assigned to such term in Section 5.1(a) hereof.

     “Other Taxes” shall have the meaning assigned to such term in Section 3.7 hereof.

     “Parent” shall have the meaning assigned to such term in the introductory paragraph hereto.

     “Parent Notice” shall have the meaning set forth in Section 13.18(a) hereof.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions thereof.

     “Permitted Investment Schedule” shall have the meaning assigned to such term in Section 7.2(g) hereof.

     “Permitted Liens” shall have the meaning assigned to such term in Section 7.2(b) hereof.

     “Person” shall mean any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or department, agency or political subdivision thereof.

     “Piggyback Registration” shall have the meaning assigned to such term in Section 12.1 hereof.

     “Plan” shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA), other than a Multiemployer Plan, established or maintained by any of the Middleby Companies or any member of the Controlled Group.

     “Pollutant” shall include any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in CERCLA; any “hazardous waste” as that term is defined in RCRA; and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, guidelines and publications issued pursuant to, or otherwise in implementation of, said Environmental Laws); and including without limitation any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans, heavy metals, and radon gas; and including any other substance or material that is reasonably determined to present a threat, hazard or risk to human health or the environment.

     “Prime Rate” shall mean, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America in Charlotte, North Carolina, as its “prime rate”. (The “prime rate” is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     “Pro Forma EBITDA” shall mean, for any period, the sum of (a) EBITDA for such period plus (b) for the Computation Period ending (i) December 29, 2001, $4,900,000, (ii) March 30, 2002, $3,300,000 and (iii) June 29, 2002, $1,300,000 plus (c) to the extent deducted in determining Consolidated Net Income for such period, any Special Charges taken during such period; provided that in calculating Pro Forma EBITDA:

     (A) the consolidated net income of any Person (or business unit) acquired by the Parent or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, interest expense, income tax expense, depreciation and amortization of such Person) shall be included on a pro forma basis for such period (assuming the consummation of each such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) based upon (1) in the case of Blodgett Holdings, Inc., the pro forma financial information delivered to the Agent and the Purchasers prior to the Closing Date and (2) in the case of any other Person, (x) to the extent available, (I) the audited consolidated balance sheet of such acquired Person and its consolidated Subsidiaries (or such business unit) as at the end of the fiscal year of such Person (or business unit) preceding such acquisition and the related audited consolidated statements of income, stockholders’ equity and cash flows for such fiscal year and (II) any subsequent unaudited financial statements for such Person (or business unit) for the period prior to such acquisition so long as such statements were prepared on a basis consistent with the audited financial statements referred to above or (y) to the extent the items listed in clause (x) are not available, such historical financial statements and other information as is disclosed to, and reasonably approved by, the Required Purchasers; and

     (B) the consolidated net income of any Person (or division or similar business unit) disposed of by the Parent, the Company or any Subsidiary during such period (plus, to the extent deducted in determining such consolidated net income, interest expense, income tax expense, depreciation and amortization of such Person (or division or business unit)) shall be excluded on a pro forma basis for such period (assuming the consummation of such disposition occurred on the first day of such period).

     “Properties and Facilities” shall have the meaning assigned to such term in Section 5.1(q).

     “Proprietary Rights” shall mean all IP Assets, inventions, production methods, licenses, formulas, know-how and licenses and goodwill related to any of the foregoing, regardless of whether such are registered with any Governmental Authorities, including applications therefor.

     “Purchase Documents” shall mean this Agreement, the Notes, the Warrants, any Guaranty executed by a Middleby Company in favor of Purchasers and all other agreements, instruments and documents delivered in connection therewith as any or all of the foregoing may be supplemented or amended from time to time.

     “Purchaser” shall have the meaning assigned to such term in the introductory paragraph hereto and in Section 6.2 hereof.

     “Purchaser’s Exemption Representation” shall have the meaning assigned to such term in Section 3.7 hereof.

     “Put Option” shall have the meaning assigned to such term in Section 10.1 hereof.

     “Put Option Closing” shall have the meaning assigned to such term in Section 10.5 hereof.

     “Put Price” shall have the meaning assigned to such term in Section 10.2 hereof.

     “Put Shares” shall have the meaning assigned to such term in Section 10.2 hereof.

     “RCRA” shall mean the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended, and all rules, regulations, standards, guidelines, and publications issued thereunder.

     “Registrable Securities” shall mean any shares of Common Stock of Parent purchased upon the exercise of any Warrant and any shares of Common Stock of Parent purchased pursuant to Article 11 hereof.

     “Related Person” shall mean (a) any living ancestor of William Whitman, Jr., (b) any descendant of William Whitman, Sr., (c) any spouse or former spouse of any of the foregoing and (d) any trustee for a trust on behalf of the foregoing.

     “Removal,” “Remedial” and “Response” actions shall include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are those which might be taken by a government entity or those which a government entity or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions.

     “Required Purchasers” shall mean, at any time, Purchasers holding a pro rata percentage of the outstanding principal amount of the Notes aggregating at least 66-2/3% at such time.

     “Responsible Financial Officer” shall mean, as to any Person, the chief financial officer, the treasurer or the controller of such Person.

     “Revolving Financing” shall mean the secured revolving line of credit facility of the Company established under the Senior Credit Agreement, as such facility may be restated, renewed, replaced, refinanced, amended or modified from time to time.

     “SEC” shall mean the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

     “Securities” shall have the meaning assigned to such term in Section 2.3 hereof.

     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “Seller Subordinated Debt” shall mean Indebtedness in original principal amount of up to $21,000,000 issued by the Parent in connection with the Blodgett Acquisition, together with any subordinated notes issued by the Parent as payments of interest thereon in kind and any capitalized interest thereon.

     “Senior Agent” means the “Administrative Agent” (as such term is defined in the Senior Credit Agreement).

     “Senior Credit Agreement” shall mean that certain Credit Agreement, dated as of December 21, 2001, by and among the Company, Parent, Bank of America, N.A., as Administrative Agent, Issuing Lender and Swing Line Lender, Banc of America Securities LLC, as Lead Arranger and Book Manager and the various financial institutions party thereto from time to time, as such agreement may be restated, renewed, refinanced, replaced, amended or modified from time to time.

     “Senior Credit Documents” shall mean the Senior Credit Agreement and all documents, instruments, certificates, and agreements contemplated thereby or executed in connection therewith.

     “Senior Default Put Note” shall mean a senior subordinated promissory note of Parent, (a) the payment and performance of which has been guaranteed by all other Middleby Companies, (b) which shall initially bear interest at an annual rate equal to the lesser of 15.5% or the highest rate permitted by applicable law, and which provides that such annual rate of interest shall increase by 0.5% per annum on the first (1st) Business Day of each Fiscal Quarter immediately following the date of issuance of such note, (c) which provides that such interest shall be paid monthly in cash, commencing on the first (1st) Business Day of the month immediately following the date of issuance of such note, (d) which provides that the principal thereof shall be due and payable in 36 equal monthly installments (unless sooner accelerated or sooner permitted to be paid by the Senior Lender), commencing on the first (1st) Business Day of the month immediately following the date of issuance of such note, and (e) which may be prepaid, in part or in full, at any time and from time to time without premium or penalty of any kind. Any Senior Default Put Note shall constitute “Subordinated Indebtedness” under and as defined in the Subordination Agreement.

     “Senior Financing” shall mean the Revolving Financing and the Term Financing in an aggregate principal amount not to exceed $77,500,000, which principal amount shall be reduced by the amount of scheduled principal payments actually made on the Term Financing after the Closing Date, and any refinancing or refunding thereof, to which the Notes will be subordinated on the terms set forth in the Subordination Agreement or such other terms as may be reasonably acceptable to Required Purchasers.

     “Senior Funded Debt” means the remainder of (a) Funded Debt minus (b) the sum of (i) Indebtedness under this Agreement and (ii) Subordinated Debt.

     “Senior Lender” shall collectively mean the banks from time to time party to the Senior Credit Agreement.

     “Senior Leverage Ratio” shall mean, for any Computation Period, the ratio of (i) Senior Funded Debt as of the last day of such Computation Period to (ii) Pro Forma EBITDA for such Computation Period.

     “Senior Put Note” shall mean a senior subordinated promissory note of Parent, (a) the payment and performance of which has been guaranteed by all other Middleby Companies, (b) which shall bear interest at an annual rate equal to the lesser of 13.5% or the highest rate permitted by applicable law, and which provides that such interest shall be payable monthly in cash, commencing on the first (1st) Business Day of the month immediately following the date of issuance of such note, (c) which provides that the principal thereof shall be due and payable in 36 equal monthly installments (unless sooner accelerated), commencing on the first (1st) Business Day of the month immediately following the date of issuance of such note, and (d) which may be prepaid, in part or in full, at any time and from time to time without premium or penalty of any kind. Any Senior Put Note shall constitute “Subordinated Indebtedness” under and as defined in the Subordination Agreement.

     “Special Charges” shall mean up to $5,000,000 in the aggregate of special charges taken by (a) the Parent through the Fiscal Quarter ending December 28, 2002 relating to severance, and the closure of various locations of the Parent and various Subsidiaries, as a result of the Blodgett Acquisition and (b) Blodgett Holdings, Inc. during the Fiscal Quarter ending December 29, 2001.

     “Stockholders Agreement” shall have the meaning assigned to such term in Section 4.1(g) hereof.

     “Subject Securities” shall mean the Warrants, the Warrant Shares and any shares of Common Stock of Parent purchased pursuant to Article 11 hereof.

     “Subordinated Debt” shall mean (a) the Seller Subordinated Debt and (b) any other Indebtedness of the Loan Parties which has maturities and other terms, and which is subordinated to the obligations of the Loan Parties and its Subsidiaries hereunder and under the other Transaction Documents in a manner, approved in writing by the Required Purchasers.

     “Subordination Agreement” shall mean that certain Subordination Agreement, dated as of the Closing Date, by and among Agent, Purchasers, the Loan Parties, the other Middleby Companies signatory thereto, and Bank of America, N.A., as Administrative Agent for the Senior Lender.

     “Subsidiary” of any corporation shall mean any other corporation or limited liability company of which the outstanding capital stock possessing a majority of voting power in the election of directors (otherwise than as the result of a default) is owned or controlled by such corporation directly or indirectly through Subsidiaries.

     “Suretyship Liability” shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than (a) customary indemnification obligations arising in the ordinary course of business under leases and other contracts and (b) by endorsements of instruments for deposit or collection in the ordinary course of business), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the lesser of (x) the principal amount of the debt, obligation or other liability supported thereby and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Suretyship Liability, unless such primary obligation and the maximum amount for which such Person may be liable are not stated or determinable, in which case the amount of such Suretyship Liability shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

     “Taxes” shall have the meaning set forth in Section 3.7 hereof.

     “Term Financing” shall mean the secured term credit facilities established under the Senior Credit Agreement, as such facilities may be restated, renewed, replaced, refinanced, amended or modified from time to time.

     “Total Leverage Ratio” shall mean, for any Computation Period, the ratio of (i) Funded Debt as of the last day of such Computation Period to (ii) Pro Forma EBITDA for such Computation Period.

     “Transaction Documents” shall have the meaning assigned to such term in Section 5.1(f) hereof.

     “Transactions” shall mean the incurrence of debt and the issuance of securities in connection therewith, as contemplated by this Agreement, the Notes, the Warrants and all other agreements contemplated hereby and thereby.

     “Underlying Common Stock” shall mean (a) the Common Stock of Parent issued or issuable upon exercise of the Warrants and (b) any equity securities issued or issuable with respect to the securities referred to in clause (a) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

     “Warrants” shall have the meaning assigned to such term in Section 2.2 hereof.

     “Warrant Shares” shall mean the shares of Common Stock issued or issuable upon exercise of the Warrants.

     1.2 Other Definitional Provisions; Construction. Whenever the context so requires, neuter gender includes the masculine and feminine, the singular number includes the plural and vice versa. The words “hereof” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not in any particular provision of this agreement, and references to section, article, annex, schedule, exhibit and like references are references to this Agreement unless otherwise specified. A Default or Event of Default shall “continue” or be “continuing” until such Default or Event of Default has been cured or waived by Agent and Purchasers. References in this Agreement to any Persons shall include such Persons’ successors and permitted assigns. Other terms contained in this Agreement (which are not otherwise specifically defined herein) shall have meanings provided in Article 9 of the Illinois Uniform Commercial Code on the date hereof to the extent the same are used or defined therein.

ARTICLE 2

ISSUE AND SALE OF SECURITIES

     2.1 Authorization and Issuance of the Notes. The Company has duly authorized the issuance and sale to Purchasers of $25,000,000 in aggregate principal amount of the Company’s Senior Subordinated Promissory Notes Due September 14, 2006 (including any Notes issued in substitution therefor pursuant to Sections 6.3 and 6.4 hereof and any Notes issued in exchange for Put Shares pursuant to Section 10.4 or Section 10.5, the “Notes”) to be substantially in the form of the Note attached hereto as Exhibit A.

     2.2 Authorization and Issuance of the Warrants. Parent has duly authorized the issuance and sale to Purchasers of stock purchase warrants substantially in the form of the warrants attached hereto as Exhibits B-1 and B-2 (collectively, the “Warrants”) evidencing Purchasers’ right to acquire up to 8.25% of the issued and outstanding Common Stock of Parent on a fully diluted basis at the time of Closing.

     2.3 Sale and Purchase. Subject to the terms and conditions and in reliance upon the representations, warranties and agreements set forth herein, (a) the Company shall sell to Purchasers, and Purchasers shall purchase from the Company, their pro rata portion of the Notes and (b) the Parent shall sell to Purchasers, and Purchasers shall purchase from the Parent, their pro rata portion of the Warrants, in each case as set forth on Annex A. The aggregate purchase price for the Notes and the Warrants is $25,000,000. (The Warrants and the Notes are sometimes referred to herein collectively as the “Securities.”)

     2.4 The Closing. Delivery of and payment for the Securities (the “Closing”) shall be made at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois, commencing at 10:00 a.m., local time, on December 21, 2001 or at such place or on such other date on or before December 21, 2001 as may be mutually agreeable to the Loan Parties and Purchasers. The date and time of the Closing as finally determined pursuant to this Section 2.4 are referred to herein as the “Closing Date.” Delivery of the Securities shall be made to Purchasers against payment of the purchase price therefor, less that portion of the Closing Processing Fee not previously paid by the Company to ACFS and any other amounts payable pursuant to Section 4.1(g) hereof, by wire transfer of immediately available funds in the manner agreed to by the Loan Parties and Purchasers. The Notes shall be issued in such name or names and in such permitted denomination or denominations as set forth in Annex A or as Purchasers may request in writing not less than two (2) Business Days before the Closing Date.

ARTICLE 3

REPAYMENT OF THE NOTES

     3.1 Interest Rates and Interest Payments. The Company covenants and agrees to make payments to Agent for the ratable benefit of Purchasers, of accrued interest on the Notes on the first Business Day of each month commencing February, 2002. The Notes will bear interest on the outstanding principal amount thereof at a fixed rate equal to (a) 13.5% per annum, which shall be payable in cash on the due date thereof plus (b) 2% per annum, which shall be paid in kind (i.e., such interest will be capitalized when due and added to the principal balance of the Notes on a pro rata basis). Interest on the Notes will be computed on the basis of a year of 360 days, composed of twelve, 30-day months, and the actual number of days elapsed.

     3.2 Repayment of the Notes. The Company covenants and agrees to repay to Agent, for the ratable benefit of Purchasers, the unpaid principal balance of the Notes in full, together with all accrued and unpaid interest, fees and other amounts due hereunder on September 14, 2006.

     3.3 Optional Prepayment of Notes. Subject to the terms of this Section 3.3, the Company may prepay to Agent, for the ratable benefit of Purchasers, the outstanding principal amount of the Notes in whole or in part in multiples of $100,000, or such lesser amount as is then outstanding, at any time for an amount equal to (a) the principal amount of the prepaid Notes; plus (b) the accrued interest, if any, to the date set for prepayment; plus (c) a prepayment fee representing the amortization of certain of Purchasers’ costs incurred in connection with the purchase of the Notes equal to the principal amount prepaid multiplied by the following percentage:

If Prepaid During the 12-Month Period Ending on December 20 of the Following Years: 2002 2003 2004	Percentage 5% 4% 3%

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provided, however, that no prepayment fee shall be applied to any prepayment of the outstanding principal amount of the Notes in connection with any prepayment attributable to Life Insurance proceeds. All such prepayments shall be applied by Agent to the outstanding principal after application of such prepayment to any accrued interest and prepayment fee payable in connection therewith.

     3.4 Notice of Optional Prepayment. If the Company shall elect to prepay any Notes pursuant to Section 3.3 hereof, the Company shall give notice of such prepayment to Agent and each holder of the Notes to be prepaid not less than 30 days or more than 90 days prior to the date fixed for prepayment, specifying (a) the date on which such prepayment is to be made, (b) the principal amount of such Notes to be prepaid on such date, and (c) the prepayment fee, if any, and accrued interest applicable to the prepayment. Such notice shall be accompanied by a certificate of the Chairman of the Board of Directors, the Chief Executive Officer or Chief Financial Officer of the Company that such prepayment is being made in compliance with Section 3.3. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the prepayment fee, if any, shall become due and payable on the prepayment date set forth in such notice.

     3.5 Mandatory Prepayment. The Notes shall be prepaid (a) by an amount equal to any proceeds of Life Insurance, together with all interest, fees and expenses computed in accordance with Section 3.3, as if such prepayment were a voluntary prepayment, in the event that any Middleby Company receives any proceeds of Life Insurance, (b) in full, together with all accrued interest, plus a prepayment fee computed in accordance with Section 3.3, as if such prepayment were a voluntary prepayment, in the event of a Change of Control and (c) by an amount (rounded down, if necessary, to an integral multiple of $100,000) equal to 100% of the Net Cash Proceeds received by any Middleby Company from any Asset Sale (after giving effect to any mandatory or voluntary prepayments or repayments of the Senior Financing required under the Senior Credit Agreement as a result of, or in connection with, any such Asset Sale), together with all interest, fees and expenses computed in accordance with Section 3.3, as if such prepayment were a voluntary prepayment. Any prepayment of the Notes under this Section 3.5 shall be made within one (1) Business Day of the event giving rise to the mandatory prepayment requirement.

     3.6 Home Office Payment. The Company will pay all sums becoming due on such Notes for principal, premium, if any, and interest to Agent by the method and at the address specified for such purpose in Annex A, or by such other method or at such other address as Purchasers shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Notes or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, each holder of a Note shall surrender such Note for cancellation, reasonably promptly after such request, to the Company at its principal executive office.

     3.7 Taxes. Any and all payments by the Loan Parties hereunder or under the Notes or other Purchase Documents that are made to or for the benefit of Purchasers shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings and penalties, interests and all other liabilities with respect thereto (collectively, “Taxes”), excluding taxes imposed on Agent’s, Purchasers’ or any transferee of any Purchaser’s net income or capital and franchise taxes imposed on any of them by the jurisdiction under the laws of which any of them is organized or has its principal place of business or any political subdivision thereof (all such nonexcluded Taxes being hereinafter referred to as “Covered Taxes”). If any of the Loan Parties shall be required by law to deduct any Covered Taxes from or in respect of any sum payable hereunder or under any Notes or other Purchase Documents to Agent for the benefit of Purchasers, or to any Purchaser, the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this paragraph), each Purchaser receives an amount equal to the sum it would have received had no such deductions been made. The Loan Parties shall make such deductions and the Loan Parties shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Loan Parties agree to pay any present or future stamp, documentary, excise, privilege, intangible or similar levies that arise at any time or from time to time from any payment made under any and all Purchase Documents or from the execution or delivery by the Loan Parties or from the filing or recording or maintenance of, or otherwise with respect to the exercise by Agent or Purchasers of their respective rights under any and all Purchase Documents (collectively, “Other Taxes”). The Loan Parties will indemnify Agent and Purchasers for the full amount of Covered Taxes imposed on or with respect to amounts payable hereunder and Other Taxes, and any liability (including penalties, interest and expenses, other than any such amounts that are attributable to the gross negligence or willful misconduct of the Person seeking indemnity) arising therefrom or with respect thereto. Payment of this indemnification shall be made within 30 days from the date Agent or Purchasers provide the Loan Parties with a certificate certifying and setting forth in reasonable detail the calculation thereof as to the amount and type of such Taxes. Any such certificates submitted by Agent or Purchasers in good faith to the Loan Parties shall, absent manifest error, be final, conclusive and binding on all parties. The obligation of the Loan Parties under this Section 3.7 shall survive the payment of the Notes and the termination of this Agreement until 60 days after the expiration of the applicable statute of limitations. Within 30 days after the Loan Parties having received a receipt for payment of Covered Taxes and/or Other Taxes, the Loan Parties shall furnish to Agent, the original or certified copy of a receipt evidencing payment thereof. Agent and each Purchaser represents and warrants (the “Purchaser’s Exemption Representation”) to the Loan Parties that, as of the date of this Agreement (or in the case of an assignee permitted pursuant to Article 6 hereof, the date it becomes a party hereto), it is entitled to receive payments hereunder without any deduction or withholding in respect of any Taxes pursuant to any law, rule or regulation. Each Purchaser (or transferee thereof) shall, upon the request of any Loan Party, (i) promptly deliver to Agent and such Loan Party, on the date such Person first becomes a party to this Agreement, two (2) original copies of IRS Form W-9 or any successor form, certifying that such Person is exempt from United States backup withholding tax on payments made hereunder, under the Notes or under any other Purchase Document and (ii) thereafter upon the reasonable request of any Loan Party, promptly deliver two (2) original copies of an updated IRS Form W-9 or any successor form. Agent and each Purchaser (or transferee thereof) that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia (a “Non-U.S. Lender”) that is entitled to an exemption from United States federal withholding tax under United States federal income tax law (or any treaty to which the United States is a party) with respect to payments made hereunder, under the Notes or under any other Purchase Document, shall deliver to Agent and the Loan Parties such properly completed and duly executed documentation prescribed by applicable law (including, without limitation, an appropriate IRS Form W-8) as will permit such payments to be made without deduction for any withholding tax. Such documentation shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Lender shall deliver such documentation promptly upon the obsolescence or invalidity of any documentation previously delivered by such Non-U.S. Lender. Notwithstanding any provision of this Section 3.7 to the contrary, the Loan Parties shall not be required to indemnify or pay any additional amounts to Agent, any Purchaser (or transferee thereof) or any Non-U.S. Lender under this Section 3.7 in respect of any Covered Taxes to the extent that (i) the obligation to deduct and withhold amounts in respect of Covered Taxes existed on the date such Person became a party to this Agreement or (ii) such Person has failed to comply with the documentation requirements of this Section 3.7.

     3.8 Maximum Lawful Rate. This Agreement, the Notes and the other Purchase Documents are hereby limited by this Section 3.8. In no event, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Purchasers exceed the maximum amount permissible under such applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Agent or Purchasers in excess of the maximum amount permissible under such applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Agent or Purchasers shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Notes, in such manner as may be determined by Purchasers, and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of the Notes, such excess shall be refunded to the Loan Parties.

     3.9 Capital Adequacy. If, after the date hereof, either the introduction of or any change of the interpretation of any law or the compliance by Purchasers with any guideline or request from any Governmental Authority (other than with respect to Taxes for which Agent and Purchasers are indemnified pursuant to Section 3.7 hereof, Taxes imposed on Agent’s and any Purchaser’s net income or capital and franchise taxes imposed on any of them by the jurisdiction under the laws of which any of them is organized or has its principal place of business or any subdivision thereof) has or would have the effect of reducing the rate of return on the capital or assets of Purchasers as a consequence of, as determined by Agent or Purchasers in their sole discretion, the existence of any Purchaser’s obligations under this Agreement or any other Purchase Documents, then, upon demand by Purchasers, the Loan Parties immediately shall pay to Purchasers, from the time as specified by Purchasers, additional amounts sufficient to compensate Purchaser in light of such circumstances. The obligations of the Loan Parties under this Section 3.9 shall survive the payments of the Notes and the termination of this Agreement.

     3.10 Certain Waivers. The Loan Parties unconditionally waive (a) any rights to presentment, demand, protest or (except as expressly required hereby) notice of any kind, and (b) any rights of rescission, setoff, counterclaim or defense to payment under the Notes or otherwise that the Loan Parties may have or claim against any Purchaser, the Agent or any prior Purchaser or Agent.

ARTICLE 4

CONDITIONS

     4.1 Conditions to Purchase of Securities. The obligation of Purchasers to purchase and pay for the Securities is subject to the satisfaction, prior to or at the Closing, of the following conditions:

(a) Representations and Warranties True. The representations and warranties contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date as though then made, except to the extent of changes caused by the transactions expressly contemplated herein.

(b) Material Adverse Change. There will have been no material adverse change in the business or financial condition of the Parent and its Subsidiaries taken as a whole or the capital markets since November 19, 2001.

(c) Environmental Reports. Agent shall have received reports covering the Middleby Companies’ properties in form and substance satisfactory to Agent regarding the Middleby Companies’ compliance with Environmental Laws.

(d) Stockholders Agreement. Parent, Selim A. Bassoul, William F. Whitman, Jr., Mrs. William F. Whitman, Jr. and ACFS shall have entered into a stockholders agreement in form and substance as set forth in Exhibit C hereto (as the same may be amended, modified or supplemented and in effect from time to time, the “Stockholders Agreement”).

(e) Subordination Agreement. Agent, Purchasers and the Senior Agent shall have executed the Subordination Agreement, on terms reasonably satisfactory to Agent and Purchasers.

(f) Closing Documents. The Loan Parties shall have delivered or caused to be delivered to Agent all of the following documents in form and substance satisfactory to Agent:

(i) one or more Notes (as designated by Agent and Purchasers pursuant to Section 2.1 and Annex A hereof) in aggregate original principal amounts as set forth herein, duly completed and executed by the Company;

(ii) one or more Warrants (as designated by Agent and Purchasers pursuant to Section 2.2 and Annex A hereof) evidencing the right to acquire the number of shares of Common Stock of Parent set forth in Section 2.2 and Annex A hereof, subject to adjustment from time to time in accordance with the terms thereof;

(iii) the Guaranties, duly executed by the Parent and each of the domestic Middleby Companies of Company;

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(iv) certificates of good standing issued as of a recent date prior to the Closing Date for each of the domestic Middleby Companies issued by their respective jurisdictions of organization;

(v) a copy of the Charter Documents of each of the domestic Middleby Companies, certified by the appropriate governmental official of the jurisdiction of its organization issued as of a recent date prior to the Closing Date;

(vi) a copy of the By-laws of each of the domestic Middleby Companies, certified as of the Closing Date by the secretary, assistant secretary, manager or general partner, as applicable, of each respective domestic Middleby Company;

(vii) a certificate of the secretary, assistant secretary, manager or general partner of each of the domestic Middleby Companies, certifying as to the names and true signatures of the officers or other authorized person of such domestic Middleby Company authorized to sign this Agreement and the other documents to be delivered by such domestic Middleby Company hereunder;

(viii) copies of the resolutions duly adopted by the each of the domestic Middleby Companies’ boards of directors, general partners, boards of managers or other governing body, authorizing the execution, delivery and performance by such domestic Middleby Company of this Agreement and each of the other agreements, instruments and documents contemplated hereby to which such domestic Middleby Company is a party, and the consummation of all of the other Transactions, certified as of the Closing Date by the secretary, assistant secretary, manager or general partner of each such domestic Middleby Company;

(ix) a certificate dated as of the Closing Date from an officer, general partner or manager of each of the domestic Middleby Companies stating that the conditions specified in this Section 4.1 have been fully satisfied or waived by Agent;

(x) a certificate regarding financial statements from the chief financial officer of the Parent regarding the pro forma financial statements referenced therein, together with appropriate attachments;

(xi) copies of the Acquisition Documents, Senior Credit Documents, and the Stockholder Agreement, with all exhibits and schedules thereto and all collateral or related agreements, instruments or documents entered into or delivered in connection therewith, each as in effect at the Closing;

(xii) an opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to the Middleby Companies, in form and substance satisfactory to Agent; and

(xiii) such other documents relating to the Transactions contemplated by this Agreement as Agent or its special counsel may reasonably request.

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(g) Purchaser’s Fees and Expenses.

(i) Closing Processing Fee: On the Closing Date, the Company shall pay that portion of the Closing Processing Fee not previously paid by the Company to ACFS (and the Company hereby authorizes Agent to deduct from the aggregate proceeds from the sales of the Notes by the Company, the unpaid amount of such Closing Processing Fee); and

(ii) Other Fees and Expenses. On the Closing Date, the Company shall have paid the fees and expenses of Agent and Purchasers, payable by the Loan Parties pursuant to Section 13.3 hereof (and the Company hereby authorizes Agent to deduct from the aggregate proceeds of the sale of the Notes by the Company, all such amounts).

(h) Legal Investment. On the Closing Date, Purchasers’ purchases of the Securities shall not be prohibited by any applicable law, rule or regulation of any Governmental Authority (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) as a result of the promulgation or enactment thereof or any changes therein, or change in the interpretation thereof by any Governmental Authority, subsequent to the date of this Agreement.

(i) Proceedings. All proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto will be satisfactory in form and substance to Agent and its special counsel and to Purchaser and its special counsel.

(j) Background Investigations. Agent shall be satisfied with the results of background investigations of each member of Key Management.

(k) Employment Agreements. The Loan Parties shall have entered into an employment agreement with each member of Key Management, on terms and conditions acceptable to Agent and Purchasers in their sole discretion, and such employment agreement shall be in full force and effect as of the Closing Date and shall not have been amended or modified.

(l) Consummation of the Blodgett Acquisition. The Blodgett Acquisition shall have been consummated in form and substance satisfactory to Agent, in Agent’s sole discretion, by the execution, delivery, performance and recordation of definitive agreements, instruments, and documents related to the Acquisition Agreement.

(m) Consummation of the Senior Credit Documents. The Senior Credit Documents shall have been executed in form and substance satisfactory to Agent, in Agent’s sole discretion, and Agent shall have been provided certified copies of all such agreements, instruments and documents delivered in connection therewith.

(n) Availability. The Company shall have available cash and immediately accessible availability in an amount greater than (i) $7,500,000 plus (ii) fees to be paid by any Middleby Company in connection with the Blodgett Acquisition (and the financing thereof) during the six (6) months following the Closing Date.

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(o) Seller Debt. The Company shall have issued one (1) or more promissory notes in the original aggregate principal amount of $21,000,000 in favor of Maytag, which such promissory note(s) shall be (i) in form and substance satisfactory to Purchaser in its sole discretion, (ii) issued as partial payment for the purchase price of the Blodgett Acquisition and (iii) subordinated to the Notes and the other Purchase Documents pursuant to a subordination agreement in form and substance satisfactory to Purchaser in its sole discretion.

(p) Due Diligence. Purchaser shall have completed its business, legal and accounting due diligence review of the Middleby Companies and related matters.

(q) Approval. ACAS shall have received approval from its board of directors to consummate the transactions contemplated hereby.

(r) Waiver. Any condition specified in this Section 4.1 may be waived by Agent; provided that no such waiver will be effective against Agent unless it is set forth in a writing executed by Agent.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

     5.1 Representations and Warranties of Loan Parties. As a material inducement to Agent and Purchasers to enter into this Agreement and purchase the Notes and the Warrants, the Loan Parties, jointly and severally, hereby represent and warrant to Agent and Purchasers as follows:

(a) Organization and Power. Each of the Parent and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Middleby Companies is duly organized, validly existing and, if applicable, in good standing under the laws of its state of organization. Each of the Middleby Companies has all requisite corporate or other organizational power and authority and all material licenses, permits, approvals and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the Transactions, and is qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except in those instances where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Each of the Middleby Companies has its principal place of business as set forth on the “Organizational Schedule” attached hereto as Schedule 5.1(a). The copies of the Charter Documents and By-Laws of the Middleby Companies that have been furnished to Agent reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

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(b) Principal Business. The Middleby Companies are primarily engaged in the business of designing, manufacturing, marketing, distributing and servicing cooking and warming equipment used in the food service industry (the “Business”).

(c) Financial Statements and Financial Projections.

(i) Financial Statements. The Parent has delivered to Agent copies of its audited consolidated and consolidating year-end financial statements for and as of the end of the three (3) fiscal years ended 1998, 1999, and 2000 (the “Annual Statements”) and the quarter-end financial statements for and as of September 29, 2001 (the “Quarterly Statements”). The Annual Statements and Quarterly Statements were compiled from the books and records maintained by the Parent’s management, are correct and complete and fairly represent the consolidated financial condition of the Middleby Companies as of their dates and the results of operations for the fiscal periods then ended, and have been prepared in accordance with GAAP consistently applied.

(ii) Financial Projections. The Parent has delivered to Agent financial projections of the Middleby Companies for the period from January 1, 2001 through December 31, 2006, derived from various assumptions of the Middleby Companies’ management (the “Financial Projections”). The Financial Projections represent a reasonable range of possible results in light of the history of the Business and the Middleby Companies, present and foreseeable conditions and the intentions of the Middleby Companies’ management (giving effect, in each case, to the Blodgett Acquisition and reasonable cost savings and adjustments in connection therewith, to the borrowings hereunder and the borrowings under the Senior Financing).

(iii) Accuracy of Financial Statements. The Middleby Companies do not have any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Annual Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Middleby Companies which may cause a Material Adverse Effect.

(d) Capitalization and Related Matters. As of the Closing Date and immediately thereafter, the authorized capital stock of Parent will consist of 20,000,000 shares of Common Stock of Parent of which 8,971,922 shares of Common Stock of Parent are issued and outstanding and of which 807,326 shares of Common Stock of Parent have been reserved for issuance upon exercise of the Warrants. As of the Closing Date, the authorized capital stock of each of the other Middleby Companies and the number and ownership of all outstanding capital stock of each of the other Middleby Companies is as set forth on the Organizational Schedule. As of the Closing Date, none of the Middleby Companies will have outstanding any capital stock or securities convertible or exchangeable for any shares of its capital stock other than the Warrants and none will have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock, other than the Warrants and options to purchase 363,624 shares of Common Stock. As of the Closing Date, none of the Middleby Companies will be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock, except as set forth herein and the Charter Documents, respectively, as in effect on the date hereof. As of the Closing, all of the outstanding shares of each Middleby Company’s capital stock will be validly issued, fully paid and nonassessable. There are no statutory or contractual stockholders’ preemptive rights with respect to the issuance of the Warrants hereunder. None of the Middleby Companies has violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock, and the offer, sale and issuance of the Securities hereunder do not require registration under the Securities Act or any applicable state securities laws. There are no agreements among Parent’s stockholders with respect to the voting or transfer of Parent’s capital stock other than as contemplated herein.

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(e) Subsidiaries. The Loan Parties do not own, or hold any rights to acquire, any shares of stock or any other security or interest in any other Person, and the Loan Parties have no Subsidiaries, except in each case as set forth on the Organizational Schedule.

(f) Authorization; No Breach. The execution, delivery and performance of this Agreement, the other Purchase Documents and all other agreements, instruments, certificates and documents contemplated hereby and thereby to which each of the domestic Middleby Companies is a party (collectively, the “Transaction Documents”), and the consummation of the Transactions have been duly authorized by each of the domestic Middleby Companies. The execution and delivery by each of the domestic Middleby Companies of the Transaction Documents and the consummation of the Transactions do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon any of the domestic Middleby Companies’ capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority pursuant to, the Charter Documents of any of the domestic Middleby Companies, or any law, statute, rule or regulation to which any of the domestic Middleby Companies is subject, or any agreement, instrument, order, judgment, decree, writ or injunction to which any of the domestic Middleby Companies is a party or to which they or their assets are subject.

(g) Governmental Approvals. Except as specifically provided by the Transaction Documents, no registration with or consent or approval of, or other action by, any Governmental Authority is or will be required in connection with the consummation of the Transactions by the Middleby Companies.

(h) Enforceability. This Agreement constitutes, and each of the other Transaction Documents when duly executed and delivered by each of the Middleby Companies who are parties thereto, will constitute, legal, valid and binding obligations of each of the Middleby Companies enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

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(i) No Material Adverse Effect. Since November 19, 2001, through and including the Closing Date, there has been no event or occurrence that is likely to have a Material Adverse Effect.

(j) Litigation. Except as described in the “Litigation Schedule” attached hereto as Schedule 5.1(j) there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or any Governmental Authority now pending or, to the best knowledge of the Loan Parties’ management after due inquiry, threatened against or filed by or affecting any of the Middleby Companies, which might reasonably be expected to have a Material Adverse Effect.

(k) Compliance with Laws. The Middleby Companies are not in violation of any applicable Law in any material respect. The Middleby Companies are not in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority in any material respect. The Middleby Companies are not in, and the consummation of the Transactions will not cause any, default concerning any judgment, order, writ, injunction or decree of any Governmental Authority, and there is no investigation, enforcement action or regulatory action pending or threatened against or affecting any of the Middleby Companies by any Governmental Authority, except as set forth on the Litigation Schedule and except for such defaults, investigations or actions which could not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Litigation Schedule, there is no remedial or other corrective action that any Middleby Company is required to take to remain in compliance with any judgment, order, writ, injunction or decree of any Governmental Authority or to maintain any material permits, approvals or licenses granted by any Governmental Authority in full force and effect, except for such actions which could not reasonably be expected to have a Material Adverse Effect.

(l) Environmental Matters. The Middleby Companies conduct in the ordinary course of business a review of the effect of existing Environmental Laws and Environmental Claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Middleby Companies have reasonably concluded that, except as specifically disclosed in the “Environmental Schedule” attached hereto as Schedule 5.1(l), such Environmental Laws and Environmental Claims would not, individually or in the aggregate, have a Material Adverse Effect.

(m) Legal Investments; Use of Proceeds. The Company will use the proceeds from the sale of the Notes to fund the acquisition of Blodgett Holdings, Inc. by Parent and provide the Company with working capital. The Middleby Companies are not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the sale of the Notes will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.

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(n) Taxes. Each of the Middleby Companies has filed all United States federal income tax returns and other material tax returns required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such tax returns, taxes, fees or other charges (i) that are not delinquent, and (ii) which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(o) Labor and Employment. During the twelve- (12) consecutive-month period prior to the date of the execution and delivery of this Agreement, (i) no steps have been taken to terminate any Plan and (ii) no contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Plan which could reasonably be expected to have a Material Adverse Effect. All contributions (if any) have been made to any Multiemployer Plan that are required to be made by Parent or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; neither the Parent nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan, received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could reasonably be expected to result in a withdrawal or partial withdrawal from any such plan; and neither the Parent nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(p) Investment Company Act; Public Utility Holding Company Act. None of the Middleby Companies is (i) an “investment company” or “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(q) Properties. Except as set forth on the Properties Schedule attached hereto as Schedule 5.1(q), each Middleby Company owns good and, in the case of real property, indefeasible title to all of its properties and asserts, real and personal, tangible and intangible, or any nature whatsoever, in each case necessary for the conduct of its business (including, patents, trademarks, trade names, service mars and copyrights) (collectively, the “Properties and Facilities”), free and clear of all Liens, charges and material claims (including material infringement claims which are pending or, to the knowledge of the Middleby Companies, threatened with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.2(b).

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(r) Intellectual Property; Licenses. Each of the Middleby Companies possesses all IP Assets reasonably necessary to conduct the Business as heretofore conducted or as proposed to be conducted by it. All material IP Assets registered in the name of any of the Middleby Companies are listed on the “Intellectual Property Schedule,” attached hereto as Schedule 5.1(r). No event has occurred that permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing, which taken in isolation or when considered with all other such revocations or terminations could have a Material Adverse Effect. None of the Loan Parties has notice or knowledge of any facts or any past, present or threatened occurrence that could preclude or impair any Middleby Companies’ ability to retain or obtain any authorization necessary for the operation of the Business.

(s) Solvency. After giving effect to the Transactions, (i) the “present fair saleable value” of the assets of the domestic Middleby Companies, at a fair valuation, will exceed their debts and liabilities, whether subordinated, “contingent or otherwise”, (ii) the present fair saleable value of the property of the domestic Middleby Companies will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the domestic Middleby Companies will be able to pay their debts and liabilities, whether subordinated, “contingent or otherwise”, as such debts and liabilities become absolute and matured, (iv) the domestic Middleby Companies will own property with “fair saleable value” greater than the amount required to pay its debts as they become absolute and matured and (v) the domestic Middleby Companies will not have “unreasonably small capital” with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date. (All quoted terms used in this Section 5.1(s) having the respective meanings given thereto in applicable federal and state laws governing determinations of the insolvency of debtors.)

(t) Complete Disclosure. The written statements and written information furnished to Purchasers in connection with the negotiation of this Agreement and the other Transaction Documents, as supplemented from time to time prior to the Closing Date and taken as a whole, and when taken together with all of the representations and warranties contained herein and in the other Transaction Documents, do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading in light of circumstances existing at the time made, Purchasers acknowledging that as to any projections furnished to Purchasers, the Loan Parties only represent that the same were prepared on the basis of information and estimates the Loan Parties believed at the time to be reasonable (it being recognized that projections are not to be viewed as fact and that actual results may differ from projected results), it being understood that this representation shall not be interpreted to broaden in any manner the scope of the matters covered by any other representation or warranty contained in this Agreement or the other Transaction Documents or to affect or diminish any qualification therein.

(u) Side Agreements. Neither the Middleby Companies nor any Affiliate of the Middleby Companies nor any director, officer or employee of the Middleby Companies or any of their Affiliates, respectively, has entered into, as of the date hereof, any side material agreement, either oral or written, with any individual or business, pursuant to which the director, officer, employee, Middleby Companies or Affiliate agreed to do anything beyond the requirements of the formal, written contracts executed by the Middleby Companies and disclosed to Purchasers and Agent herein.

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(v) Broker’s or Finder’s Commissions. No broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by the Middleby Companies or any of its officers, directors or agents with respect to the issuance of the Notes or the Warrants or the transactions contemplated by this Agreement, including without limitation the Transactions, except for fees payable to Banc of America Securities LLC and J.P. Morgan Chase &Co. and to ACFS, Purchasers and Agent. The Loan Parties agree to indemnify Agent and Purchasers and hold them harmless from against any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Loan Parties, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by Agent or Purchasers without the knowledge of the Loan Parties.

(w) Blodgett Acquisition. The Blodgett Acquisition complies in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, shareholder and other consents and approvals required for the consummation of the Blodgett Acquisition have been, or prior to the consummation thereof will be, (A) duly waived or (B) duly obtained and in full force and effect. The consummation by the Parent of the Blodgett Acquisition will not violate any statute or regulation of the United States or any other applicable jurisdiction, or any order, judgment or decree of any court or other governmental authority, or result in a breach of, or constitute a default under, any material agreement or indenture, or any material order or decree, affecting the Parent or any of its Subsidiaries (including any entity which will be a Subsidiary after giving effect to the Blodgett Acquisition). The representations and warranties of the Parent and, to the best of Parent’s knowledge, Maytag, in the Acquisition Agreement are true and correct in all material respects on the date of this Agreement, and there have been no amendments to or waivers under the Acquisition Agreement (other than amendments and waivers approved by the Required Purchasers).

(x) No Default. No Loan Party is in default under any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default exists.

(y) No Burdensome Restrictions. No Loan Party is a party to any agreement or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule, regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     5.2 Absolute Reliance on the Representations and Warranties. All representations and warranties contained in this Agreement and any financial statements, instruments, certificates, schedules or other documents delivered in connection herewith, shall survive the execution and delivery of this Agreement, regardless of any investigation made by Agent or Purchasers or on Agent’s or Purchasers’ behalf.

ARTICLE 6

TRANSFER OF SECURITIES

     6.1 Restricted Securities. Purchasers acknowledge that the Securities have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and that the Loan Parties are not required to register the Notes or the Warrants, as the case may be.

     6.2 Legends; Purchaser’s Representations. Each of the Purchasers hereby represents and warrants to the Loan Parties that (i) it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act; (ii) it is acquiring the Securities for investment for its own account, with no present intention of dividing its participation with others (except for a potential transfer or transfers of the Securities to an affiliate or affiliates of Purchasers) or reselling or otherwise distributing the same in violation of the Securities Act or any applicable state securities laws; (iii) it understands (a) that this is a highly speculative investment with a substantial risk of loss of such Purchaser’s entire investment and such Purchaser is in a position to bear the economic risk of such loss, (b) that it has no registration rights with respect to the Securities or the Common Stock issuable upon the conversion of the Warrants except as set forth in Article 12, and (c) that even if available, such exemption may not allow such Purchaser to transfer all or any portion of the Securities, if any, under the circumstances, in the amount or at the times it might propose; (iv) by reason of its business or financial experience, or the business and financial experience of its management, it has the capacity to protect its own interest in connection with the transaction contemplated in this Agreement and such Purchaser is not a corporation formed for the specific purpose of consummating this transaction; and (v) it has been given access to all documents, records, and other information of the Loan Parties, has received physical delivery of all those which it requested, and has had adequate opportunity to ask questions of, and receive answers from, the officers, employees, agents, accountants, and representatives of the Loan Parties concerning the business, operations, financial condition, assets, liabilities, and all other matters of the Loan Parties relevant to its investment in the Securities. The Loan Parties may place an appropriate legend on the Securities owned by Purchasers concerning the restrictions set forth in this Article 6. Upon the assignment or transfer by Purchasers or any of its successors or assignees of all or any part of the Securities, the term “Purchaser” as used herein shall thereafter mean, to the extent thereof, the then holder or holders of such Securities, or portion thereof.

     6.3 Transfer of Notes. Subject to Section 6.2 hereof, a holder of a Note may transfer such Note to a new holder other than, prior to the occurrence of an Event of Default, to a Direct Competitor of any of the Middleby Companies, or may exchange such Note for Notes of different denominations (but in no event of denominations of less than $100,000 in original principal amount), by surrendering such Note to the Company duly endorsed for transfer or accompanied by a duly executed instrument of transfer naming the new holder (or the current holder if submitted for exchange only), together with written instructions for the issuance of one or more new Notes specifying the respective principal amounts of each new Note and the name of each new holder and each address therefor. The Company shall simultaneously deliver to such holder or its designee such new Notes, shall mark the surrendered Notes as canceled and shall provide notice of such transfer to Agent. In lieu of the foregoing procedures, a holder may assign a Note (in whole but not in part) to a new holder by sending written notice to the Company and Agent of such assignment specifying the new holder’s name and address; in such case, the Company shall promptly acknowledge such assignment in writing to both the old and new holder. The Company shall not be required to recognize any subsequent holder of a Note unless and until the Company has received reasonable assurance that all applicable transfer taxes have been paid and that any such transfer has not violated the Securities Act or any applicable state securities laws.

     6.4 Replacement of Lost Securities. Upon receipt of evidence reasonably satisfactory to the Loan Parties of the mutilation, destruction, loss or theft of any Securities and the ownership thereof, the Loan Parties shall, upon the written request of the holder of such Securities, execute and deliver in replacement thereof new Securities in the same form, in the same original principal amount and dated the same date as the Securities so mutilated, destroyed, lost or stolen; and such Securities so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Securities being replaced have been mutilated, they shall be surrendered to the Loan Parties; and if such replaced Securities have been destroyed, lost or stolen, such holder shall furnish the Loan Parties with an indemnity in writing to save it harmless in respect of such replaced Security.

     6.5 No Other Representations Affected. Nothing contained in this Article 6 shall limit the full force or effect of any representation, agreement or warranty made herein or in connection herewith to Purchaser.

ARTICLE 7

COVENANTS

     7.1 Affirmative Covenants. The Loan Parties, jointly and severally, covenant that, so long as all or any of the principal amount of the Notes or any interest thereon shall remain outstanding, the Loan Parties shall comply with each of the covenants set forth in this Section 7.1. In addition, following the repayment in full of the principal amount of the Notes and all accrued interest thereon, and for so long as the Purchasers collectively own Warrants and/or Underlying Common Stock which represent in the aggregate not less than fifty percent (50%) of the Warrants and/or Underlying Common Stock issued or issuable on the Closing Date, the Loan Parties, jointly and severally, covenant that the Loan Parties shall comply with Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.1(e)(i)-(vii), 7.1(f)(v), 7.1(f)(vii), 7.1(h), 7.1(i) and 7.1(j) below.

(a) Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect the legal existence of each Middleby Company (provided any Middleby Company (other than the Loan Parties) may liquidate or be dissolved, if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Purchasers).

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(b) Businesses and Properties; Compliance with Laws. At all times (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect the rights, licenses, registrations, permits, certifications, approvals, consents, franchises, patents, copyrights, trademarks, industrial designs and trade names, and any other trade names which may be material to the conduct of their businesses; (ii) comply in all material respects with all laws and regulations applicable to the operation of such business, including but not limited to, all Environmental Laws, whether now in effect or hereafter enacted and with all other applicable laws and regulations; (iii) take all action which may be required to obtain, preserve, renew and extend all rights, patents, copyrights, trademarks, industrial designs, tradenames, franchises, registrations, certifications, approvals, consents, licenses, permits and any other authorizations which may be material to the operation of such business, (iv) maintain, preserve and protect all property material to the conduct of such business, and (v) except for obsolete or worn out equipment, keep their property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

(c) Insurance. Maintain, and cause each Subsidiary to maintain, with responsible insurance companies, insurance required by the Transaction Documents, including but not limited to: (i) such insurance as may be required by any law or governmental regulation or court decree or order applicable to it, (ii) such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated and (iii) the Life Insurance; and, upon request of the Agent or any Purchaser, furnish to the Agent or such Purchaser a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Parent and its Subsidiaries. Each of the Loan Parties shall, and shall cause each other Middleby Company to, pay all insurance premiums payable by it.

(d) Obligations and Taxes. Pay and discharge, and cause each Middleby Company to pay and discharge, promptly when due, all United States federal taxes and all other material taxes, assessments and governmental charges or levies imposed upon them or upon their respective income or profits or in respect of their properties before the same shall become delinquent or in default, as well as all lawful material claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to Liens or charges upon such properties or any part thereof (other than Permitted Liens); provided, however, that the Middleby Companies shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the relevant Middleby Company shall have set aside on their books adequate reserves with respect thereto in accordance with GAAP.

(e) Financial Statements; Reports; Furnish to Agent.

(i) Annual Statements. Promptly when available and in any event within 90 days after the close of each Fiscal Year, furnish to Agent: (a) a copy of the annual audit report of the Parent and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Parent and its Subsidiaries for such Fiscal Year reported on without a “going concern” exception, or a qualification arising out of the scope of the audit, by Arthur Andersen LLP or other independent auditors of recognized standing selected by the Parent and reasonably acceptable to the Required Purchasers, together with a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, they have not become aware of any Default or Event of Default that has occurred and is continuing or, if they have become aware of any such event, describing it in reasonable detail; and (b) consolidating balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flow for the Parent and its Subsidiaries for such Fiscal Year, certified by a Responsible Financial Officer of the Parent.

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(ii) Quarterly Statements. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter) of each Fiscal Year, furnish to Agent consolidated and consolidating balance sheets of the Parent and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated and consolidating statements of earnings and cash flow for such Fiscal Quarter and for the period beginning with the first (1st) day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by a Responsible Financial Officer of the Parent.

(iii) Monthly Statements. Promptly when available and in any event within 30 days after the end of each of the first two (2) months of each Fiscal Quarter, furnish to Agent consolidated balance sheets of the Parent and its Subsidiaries as of the end of such month, together with (a) consolidated statements of earnings and cash flow for such month and for the period beginning with the first day of the applicable Fiscal Year and ending on the last day of such month, certified by a Responsible Financial Officer of the Parent and (b) detailed all Special Charges taken by the Parent during such month.

(iv) Format; Management Report; Certificate of Compliance. Each financial statement furnished to Agent pursuant to subsections (i), (ii) and (iii) of this Section 7.1(e) will be furnished by an electronic means in Excel spreadsheet format containing such line items and other formatting requirements as may be specified by Agent. Each financial statement furnished to Agent pursuant to subsections (i), (ii) and (iii) of this Section 7.1(e) shall be accompanied by (A) a written narrative report by the management of the Loan Parties explaining material developments and trends in the Business and such financial statements and (B) a written certificate signed by a responsible officer of the relevant Loan Party to the effect that such officer has not become aware of any Default or Event of Default that has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period and is continuing or, if there is any such event, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the relevant Loan Party to remedy the same, and a compliance certificate in the form of Exhibit D showing the relevant Loan Party’s compliance with the covenants set forth in Section 7.3 hereof.

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(v) Accountant Reports. Promptly upon the receipt thereof, copies of all reports, if any, submitted to any Middleby Company by independent certified public accountants in connection with each annual, interim or special audit or review of the financial statements of the relevant Middleby Companies made by such accountants, including but not limited to, any comment letter submitted by such accountants to management in connection with any annual review.

(vi) Annual Budgets. On or before 30 days prior to the beginning of each Fiscal Year (or, in the case of Fiscal Year 2002, within 45 days after), an annual budget for such fiscal year approved by the Board of Directors of each of the Middleby Companies.

(vii) Projections. As soon as practicable and in any event within 30 days before the commencement of each Fiscal Year (or, in the case of Fiscal Year 2002, within 45 days after), financial projections for the Parent and its Subsidiaries for such Fiscal Year prepared in a manner consistent with those projections delivered by the Parent to the Agent prior to the Closing Date.

(viii) Borrowing Base Certificate. Upon delivery of any Borrowing Base Certificates to a Senior Lender in accordance with the terms of the Senior Credit Agreement, the Middleby Companies shall contemporaneously deliver to Agent and Purchasers a copy of such Borrowing Base Certificate.

(ix) Additional Information. Promptly, from time to time, such other information regarding the compliance by the Middleby Companies with the terms of this Agreement and the other Purchase Documents or the affairs, operations or condition (financial or otherwise) of the Middleby Companies as Agent or Required Purchasers may reasonably request and that is capable of being obtained, produced or generated by the Middleby Companies or of which the Middleby Companies have knowledge.

(f) Litigation and Other Notices. Promptly upon becoming aware of any of the following, give Agent prompt written notice thereof:

(i) Orders; Injunctions. The issuance by any court or governmental agency or authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the making of any loan or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint with respect to any Middleby Company which might reasonably be expected to have a Material Adverse Effect.

(ii) Litigation. The notice, filing or commencement of any action, suit or proceeding against any of the Middleby Companies whether at law or in equity or by or before any court or any federal, state, municipal or other governmental agency or authority which might reasonably be expected to have a Material Adverse Effect.

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(iii) Environmental Matters. Any violation of any Environmental Law or the assertion of any Environmental Claim which might reasonably be expected to have a Material Adverse Effect.

(iv) Labor and Employment Matters. The institution of any steps by any member of the Controlled Group or any other Person to terminate any Plan, or the failure of any member of the Controlled Group to make a required contribution to any Plan (if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA) or to any Multiemployer Plan, or the taking of any action with respect to a Plan which could reasonably be expected to result in the requirement that the Parent furnish a bond or other security to the PBGC or such Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Plan), or any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

(v) Default. Any Default or Event of Default, specifying the nature and extent thereof and the action (if any) that is proposed to be taken with respect thereto.

(vi) Material Adverse Effect. Any development in the business or affairs of any of the Middleby Companies that could reasonably be expected to have a Material Adverse Effect.

(vii) Board Meetings. Written notice of each regular meeting of each Middleby Company’s Board of Directors at least 30 days in advance of such meeting and, to the extent possible, prior written notice of each special meeting of each of such Middleby Company’s Board of Directors at least seven (7) days in advance of such meeting, but in any case such notice shall be delivered no later than the date on which the members of the Board of Directors are notified of such meeting. In addition, the Loan Parties will, or will cause the other Middleby Companies to, send Agent copies of all reports and materials provided to members of the Board of Directors at meetings or otherwise.

(g) Maintaining Records; Access to Premises and Inspections. Maintain financial records in accordance with generally accepted practices and, upon reasonable notice, at all reasonable times and as often as Agent or any Purchasers may reasonably request (and at any time after the occurrence and during the continuation of a Default or Event of Default), permit any authorized representative designated by Agent to visit and inspect the properties and financial records of the Middleby Companies and to make extracts from such financial records, all at the Loan Parties’ reasonable expense, and permit any authorized representative designated by Agent or any Purchasers to discuss the affairs, finances and conditions of the Middleby Companies with the respective Middleby Companies’ chief financial officer and such other officers as the Loan Parties shall deem appropriate, and the Middleby Companies’ independent public accountants.

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(h) Board of Directors.

(i) Each Loan Party shall cause its Board of Directors to meet at least once per calendar quarter.

(ii) Purchasers shall have the right to designate an observer, without voting rights, who will be entitled to attend all meetings of the Middleby Companies’ Boards of Directors (including committees) and stockholders. Any observer designated by Purchasers shall be entitled to notice of all meetings of the Middleby Companies’ Boards of Directors (including committee meetings) and to information provided to Directors. Such observer shall receive reimbursement for reasonable out-of-pocket expenses from the Loan Parties incurred in connection with attendance at Boards of Directors, committee and stockholder meetings.

(iii) Each Loan Parties’ Board of Directors shall maintain an audit and compensation committee, each of which shall be comprised of directors who are not otherwise employed by the Middleby Companies.

(iv) All rights of Purchasers under this Section 7.1(h) shall be exercised by Required Purchasers, and if no Notes are outstanding, by holders representing a majority of the Warrant Shares.

(i) Common Stock Reserve. Maintain in reserve, at all times that the Warrants are effective, Common Stock for issuance upon exercise of the Warrants.

(j) Guaranties. The Loan Parties shall cause each of their respective Domestic Subsidiaries, whether now existing or hereafter formed or acquired in accordance with this Agreement, to execute a counterpart of the Guaranty in substantially the form attached hereto as Exhibit E.

(k) Employment Agreements. The Loan Parties shall promptly notify the Purchasers of any amendment to, termination of, or waiver or non-enforcement of any material rights under any employment agreement with a member of Key Management or any other executive officer of any Middleby Company.

(l) Environmental Laws. The Loan Parties will, and will cause each other Middleby Company to, conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.

(m) Further Assurances. The Loan Parties will, and will cause each other Middleby Company to, with reasonable promptness, execute and deliver to each Purchaser, from time to time, upon the reasonable request of such Purchaser, such supplemental agreements, statements, assignments and transfers, or instructions on documents as any Purchaser may reasonably request in order that the full intent of this Agreement and the other Transaction Documents may be carried into effect.

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(n) Life Insurance. Within 45 days of the Closing Date, the Company shall deliver to Agent a paid life insurance policy issued by a carrier reasonably acceptable to Agent insuring the life of Selim A. Bassoul, which policy shall be in the amount of $5,000,000, shall name Agent as the beneficiary, and shall be assigned to Agent as collateral security for the repayment of the Notes and all other Indebtedness, obligations and liabilities of the Middleby Companies under this Agreement and the Transaction Documents (the “Life Insurance”).

(o) Bassoul Employment. Within 90 days of Closing, the Company shall offer Selim A. Bassoul a five (5) year employment agreement. In the event that during the time that any of the Notes are outstanding, Selim A. Bassoul fails to be employed by the Company as Chief Executive Officer, a replacement Chief Executive Officer of the Company reasonably satisfactory to Requisite Purchasers and Senior Agent will be hired by the Company no later than 180 days after the termination of Selim A. Bassoul’s employment with the Company.

7.2 Negative Covenants. The Loan Parties, jointly and severally, covenant that, so long as all or any part of the principal amount of the Notes or any interest thereon shall remain outstanding:

(a) Indebtedness. The Loan Parties shall not, and shall not cause or permit any other Middleby Company to, create, incur, assume guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Indebtedness, except:

(i) Indebtedness under this Agreement;

(ii) Indebtedness under the Senior Financing, including, without limitation, Guaranties thereof by the Middleby Companies, to which payment under the Notes will be subordinated on terms reasonably acceptable to Agent;

(iii) Indebtedness set forth on Schedule 7.2(a), and refinancings of any such Indebtedness so long as the terms applicable to such refinanced Indebtedness are no less favorable to the Loan Parties or the applicable Subsidiary than the terms in effect immediately prior to such refinancing (except that interest and fees payable with respect to such refinanced Indebtedness may be at the then-prevailing market rates);

(iv) Indebtedness incurred in the ordinary course of business with respect to customer deposits, trade payables and other unsecured current liabilities not the result of borrowing and not evidenced by any note or other evidence of indebtedness;

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(v) Unsecured seller Indebtedness which represents all or part of the purchase price payable in connection with a transaction permitted by Section 7.2(e), provided that the aggregate principal amount of all such Indebtedness shall not at any time exceed $1,250,000;

(vi) Indebtedness arising under Capitalized Leases and Indebtedness secured by Liens permitted by Section 7.2(b)(iv) and Section 7.2(b)(v), provided that the aggregate amount of all such Indebtedness at any time outstanding shall not exceed $2,500,000, and any replacements, refundings, renewals, extensions or refinancings of any such Indebtedness so long as the principal amount thereof is not increased or the maturity thereof shortened;

(vii) Indebtedness of Subsidiaries owed to Parent or any other Subsidiary;

(viii) Indebtedness incurred pursuant to Hedging Obligations of a Middleby Company incurred in the ordinary course of business for bona fide hedging purposes and not for speculation;

(ix) Unsecured Indebtedness of the Company to Subsidiaries;

(x) Indebtedness of Parent owed to the Company solely to the extent that the proceeds of such Indebtedness are used by the Parent to pay its taxes, accounting, legal and corporate overhead expenses as they become due;

(xi) Indebtedness to be Repaid; provided that all such Indebtedness to be Repaid shall be repaid on or before the Closing Date;

(xii) the Seller Subordinated Debt; and

(xiii) Any other Indebtedness which does not exceed in the aggregate $375,000 at any time outstanding.

(b) Negative Pledge; Liens. The Loan Parties shall not, and shall not cause or permit any other Middleby Company to, create, incur, assume or suffer to exist any Lien of any kind on any of their properties or assets of any kind, except the following (collectively, “Permitted Liens”):

(i) Liens created in connection with the Senior Financing and Liens securing Hedging Obligations in favor of Senior Lender or Affiliates thereof, which Liens Purchaser will subordinate to on terms that are reasonably acceptable to Purchaser;

(ii) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, landlords, mechanics, repairmen and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with leases, surety bonds, bids, performance bonds and similar obligations) for sums not overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings and not involving any deposits (other than deposits made to secure surety bonds, bids, performance bonds, trade contracts entered into in the ordinary course of business, leases not prohibited hereunder and other obligations of a similar nature incurred in the ordinary course of business and deposits permitted by Section 7(h)(vi), but excluding bonds of the types described in subsection (xiii) below) or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves;

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(iii) Liens for taxes or other governmental charges not at the time delinquent or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(iv) Liens listed on the Permitted Encumbrances Schedule attached hereto as Schedule 7.2(b) and Liens securing refinancings, refunds, renewals, replacements or extensions of the Indebtedness originally secured by such Lien, provided that the amount of Indebtedness secured thereby is not increased;

(v) Subject to the limitations set forth in Section 7.2(a)(vi), (i) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition) and (ii) Liens that constitute purchase money security interests on any property securing Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring such property; provided that any such Lien attaches to such property with 60 days of the acquisition thereof and such Lien attaches solely to the property so acquired;

(vi) Subject to the limitations set forth in Section 7.2(a)(vi), Liens securing obligations in respect of Capitalized Leases on assets subject to such leases, provided that such Capitalized Leases are otherwise permitted hereunder;

(vii) leases, subleases, encroachments, subdivisions, easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the business of the Company or any Subsidiary;

(viii) Liens in favor of the Agent or any Purchaser arising under or pursuant to this Agreement;

(ix) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(x) Licenses of patents, trademarks, or other intellectual property rights granted in the ordinary course of business;

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(xi) Any interest or title or a lessor, licensor or sublessor under any lease or license entered into in the ordinary course of business and covering only the assets so leased or licensed;

(xii) Extensions, renewals and replacements of Liens referred to in clauses (i) through (xiii) of this Section 7.2(b); provided, however, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;

(xiii) Attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $625,000 in the aggregate arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

(xiv) Liens not otherwise permitted by this Section 7.2(b) so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $125,000.

(c) Capital Expenditures. The Loan Parties shall not, and shall not cause or permit any other Middleby Company to, make Capital Expenditures, that in the aggregate, with respect to all such Middleby Companies, would cost more than $3,450,000.

(d) Mergers, etc. The Loan Parties shall not, and shall not cause or permit any other Middleby Company to, merge into or consolidate or combine with any other Person, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or any part of the property or assets of any Person other than purchases or other acquisitions of inventory, materials, leases, property and equipment in the ordinary course of business. The Loan Parties shall not, and shall not cause or permit any other Middleby Company to, sell, transfer or otherwise dispose of any of its assets (including the stock of the other Middleby Companies). With respect to the Loan Parties, the preceding two sentences shall not prohibit (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any wholly-owned Subsidiary into the Company or into, with or to any other wholly-owned Subsidiary; (ii) any such purchase or other acquisition by the Company or any other wholly-owned Subsidiary of the assets or stock of any wholly-owned Subsidiary; (iii) the Blodgett Acquisition; (iv) any such Acquisition by the Company or any wholly-owned Subsidiary where (A) the assets acquired are for use in, or the Person acquired is engaged in, business activities permitted under Section 7.2(l); (B) immediately before or after giving effect to such Acquisition, no Default or Event of Default shall have occurred and be continuing; (C) the Loan Parties’ consolidated Debt to EBITDA Ratio as of the end of the two Fiscal Quarters ended on or immediately prior to the date of such acquisition was less than 2.0 to 1.0; (D) the aggregate consideration paid by the Company and its Subsidiaries (including any Indebtedness assumed or issued in connection therewith, the amount thereof to be calculated in accordance with GAAP, but excluding any common stock of the Parent) in connection with (1) such Acquisition (or any series of related Acquisitions) does not exceed $3,000,000 and (2) all such Acquisitions made after the Closing Date do not exceed $5,000,000; and (E) after giving effect to such Acquisition, the Loan Parties will be in pro forma compliance after giving effect to any such Acquisition with all of the financial ratios and restrictions set forth in Section 7.3; (v) sales and dispositions of assets (including the stock of the other Middleby Companies) so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $625,000; and (vi) purchases and advances of Investments permitted by Section 7.2(h).

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(e) Affiliate Transactions. The Loan Parties shall not, and shall not cause or permit any other Middleby Company to, make any loan or advance to any director, officer or employee of the Middleby Companies or any Affiliate (other than the Parent and its domestic Subsidiaries), or enter into or be a party to any transaction or arrangement with any Affiliate of the Middleby Companies (other than the Parent and its domestic Subsidiaries), which is on terms less favorable to the Middleby Companies than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate.

(f) Dividends and Stock Purchases. The Loan Parties shall not, and shall not cause or permit any other Middleby Company to, directly or indirectly: declare or pay any dividends (other than stock dividends) or make any distribution of any kind on their outstanding capital stock or any other payment of any kind to any of their stockholders or its Affiliates with respect to their equity interests (including any redemption, purchase or acquisition of, whether in cash or in property, securities or a combination thereof, any partnership interests or capital accounts or warrants, options or any of their other securities), or set aside any sum for any such purpose; provided, however, that (i) any Subsidiary may declare and pay dividends to the Company or to any other Subsidiary, (ii) the Company or the Parent, as the case may be, may make regularly scheduled payments of interest on any Subordinated Debt if the holder of such Subordinated Debt is permitted to receive such payments at such time under the applicable agreement or instrument governing such Subordinated Debt and any applicable subordination agreement and/or intercreditor agreement, (iii) the Company and any of its Subsidiaries may purchase, redeem, retire or otherwise acquire shares of its capital stock or warrants or options from officers, directors, employees of the Company and any of its Subsidiaries upon the death, disability, or termination of employment of such Person in an aggregate amount not to exceed $125,000 in any fiscal year, (iv) the Company and any of its Subsidiaries may make payments to effect mandatory prepayments of the Loans (as defined in the Senior Credit Agreement), (v) the Company or any Subsidiary may declare and pay dividends to the Parent to the extent necessary to enable the Parent to pay its taxes, accounting, legal and corporate overhead expenses as they become due, and (vi) so long as no Default or Event of Default exists or will result therefrom, the Parent and any of its Subsidiaries may declare and pay dividends to the Parent to the extent necessary to enable the Parent to make regularly scheduled payments of interest on the Seller Subordinated Debt if the holder of the Seller Subordinated Debt is permitted to receive such payments at such time under the applicable subordination agreement and/or intercreditor agreement related to such Seller Subordinated Debt. Notwithstanding the foregoing, this Section 7.2(g) shall not apply to stock purchases pursuant to Article 10 hereof.

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(g) Advances, Investments and Loans. The Loan Parties shall not, and shall not permit any other Middleby Company to, make, incur, assume or suffer to exist any Investment in any other Person, except (without duplication) the following:

(i) equity Investments existing on the Closing Date in Subsidiaries identified in the “Permitted Investment Schedule” attached hereto as Schedule 7.2(h);

(ii) equity Investments in Subsidiaries organized or acquired after the Closing Date in connection with transactions permitted as acquisitions of stock or assets pursuant to Section 7.2(d);

(iii) in the ordinary course of business, contributions by the Parent to the capital of the Company, by the Company to any of its Subsidiaries or by any such Subsidiary to the capital of any of its Subsidiaries;

(iv) in the ordinary course of business, Investments by the Parent in the Company, by the Company in any of its Subsidiaries or by any Subsidiary in the Company or any other Subsidiary of the Company, by way of intercompany loans, advances or guaranties, all to the extent permitted by Section 7.2(a);

(v) Suretyship Liabilities permitted by Section 7.2(a);

(vi) good faith deposits made in connection with prospective acquisitions of stock or assets permitted by Section 7.2(e);

(vii) Cash Equivalent Investments;

(viii) the Blodgett Acquisition;

(ix) bank deposits in the ordinary course of business and consistent with past practice;

(x) Investments received in connection with the creation and collection of receivables in the ordinary course of business;

(xi) Investments set forth on the Permitted Investments Schedule;

(xii) loans to officers and directors of the Parent or any Subsidiary, so long as the aggregate principal amount of such loans made after the Closing Date does not exceed $500,000; and

(xiii) other Investments in an aggregate amount (valued at cost) not exceeding $125,000 at any time outstanding;

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provided that no Investment otherwise permitted by clause (ii), (v) (vi) or (vi) shall be permitted to be made if, immediately before or after giving effect thereto, any Default or Event of Default shall have occurred and be continuing.

(h) Use of Proceeds. The Loan Parties shall not, and shall not cause or permit any other Middleby Company to, use any proceeds from the sale of the Notes hereunder, directly or indirectly, (a) for the purposes of purchasing or carrying any “margin securities” within the meaning of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve Board, (b) for the purpose of arranging for the extension of credit secured, directly or indirectly, in whole or in part by collateral that includes any “margin securities” or (c) in violation of any applicable law, rule or regulation.

(i) Stock Issuances. The Parent shall not cause or permit any other Middleby Company to, issue any capital stock or other equity interests or any options or warrants to purchase, or securities convertible into capital or equity interests or establish any stock appreciation rights or similar programs based on the value of any such Middleby Companies’ equity interests to any Person other than another Middleby Company; provided, however, that the foregoing restrictions shall not prohibit any such Middleby Company from issuing capital stock to a Person not a Middleby Company if such issuance is required by the jurisdiction of organization of such Middleby Company.

(j) Amendment of Charter Documents. The Loan Parties shall not, and shall not cause or permit any other Middleby Company to, amend, terminate, modify or waive or agree to the amendment, modification or waiver of any material term or provision of their respective Charter Documents, or Bylaws.

(k) Assets and Revenues. The Loan Parties shall not at any time permit more than 30% of their consolidated assets to be owned by, or more than 50% of their consolidated revenues for any fiscal quarter to be earned by, Middleby Companies that were not formed or incorporated in the United States.

(l) Business. (i) The Parent shall not engage in any business activity other than the ownership of the capital stock of the Company and activities incident thereto (including the issuance and servicing of the Seller Subordinated Debt) and (ii) the Loan Parties shall not, and shall not cause or permit the Company or any of its Subsidiaries, to engage in any line of business other than those engaged in by the Company and its Subsidiaries on the Closing Date and businesses reasonably related thereto

(m) Fiscal Year; Accounting. The Loan Parties shall not, and shall not cause or permit any other Middleby Company to, change its Fiscal Year from ending on the Saturday closest to December 31 or method of accounting (other than immaterial changes in methods), except as required by GAAP.

(n) Modification of Agreements. The Loan Parties will not, and will not cause or permit any of their respective Subsidiaries to, agree or consent to any modification or amendment of any of the terms or provisions of the Acquisition Agreement, if such amendment, modification or waiver would adversely affect the interests of the Purchasers.

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     7.3 Financial Covenants. The Loan Parties, jointly and severally, covenant that, so long as all or any part of the principal amount of the Notes or any interest thereon shall remain outstanding, they will, on a consolidated basis, beginning December 29, 2001:

(a) Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio as of the last day of any Computation Period to be less than the applicable ratio set forth below:

Computation Period Ended	Ratio
Closing Date through March 27, 2004 Thereafter	1.05 to 1.00 1.15 to 1.00

(b) Total Leverage Ratio. Not permit the Total Leverage Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below:

Computation Period Ended	Ratio
Closing Date through September 28, 2002 December 28, 2002 through June 28, 2003 Thereafter	4.25 to 1.00 3.65 to 1.00 3.15 to 1.00

(c) Senior Leverage Ratio. Not permit the Senior Leverage Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below:

Computation Period Ended	Ratio
Closing Date through September 28, 2002 December 28, 2002 through June 28, 2003 Thereafter	3.28 to 1.00 2.59 to 1.00 2.01 to 1.00

(d) Minimum Consolidated Net Worth. Not permit Consolidated Net Worth at any time to be less than the sum of (a) $35,000,000 plus (b) 65% of the sum of Consolidated Net Income for each Fiscal Quarter, beginning with the Fiscal Quarter ending December 29, 2001 and ending with the most recently-ended Fiscal Quarter for which the Company has delivered financial statements (excluding any Fiscal Quarter for which Consolidated Net Income is less than zero) plus 100% of the Net Cash Proceeds of any equity issued by the Parent or any of its Subsidiaries (on a consolidated basis) after the Closing Date.

ARTICLE 8 EVENTS OF DEFAULT 8.1 Events of Default. An “Event of Default” means the occurrence of one or more of the following described events: 47

(a) the Company shall default in the payment of (i) interest on any Note within five (5) days after its due date or (ii) principal of any Notes when due, whether at maturity, upon notice of prepayment in accordance with Sections 3.3 or 3.4 hereof, upon any scheduled payment date or by acceleration or otherwise;

(b) any Middleby Company shall default under the terms applicable to any Indebtedness of any Middleby Company (other than the Senior Financing) in an aggregate principal amount (for all such Indebtedness so affected) exceeding $625,000 and such default shall (a) consist of the failure to pay such Indebtedness when due (subject to the expiration of any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Indebtedness or permit the holder or holders thereof (subject to the expiration of any applicable grace period), or any trustee or agent for such holder or holders, to cause such Indebtedness to become due and payable prior to its expressed maturity;

(c) any representation or warranty herein made by any Loan Party, or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished or deemed made or furnished;

(d) any Loan Party shall fail to comply in the performance of (i) any covenant, condition or provision of Section 7.1(a) (with respect to Parent or the Company), (g), (h), (m), or (o), Section 7.2(a), (b), (e), (f), (g), (h), (i), (m)or (o), or Section 7.3 hereof or (ii) any other covenant condition or provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 8.1) and such failure to comply shall contuinue for a period of 30 days after notice thereof to the Loan Parties from the Agent or any Purchaser;

(e) the occurrence or existence of any event of default under the Senior Loan Documents if the effect of such default is to cause the Senior Financing to become or be declared due and payable prior to its stated maturity;

(f) Any Middleby Company shall revoke or attempt to revoke its Guaranty, or shall terminate or repudiate its liability thereunder unless any such Guaranty is released in accordance with this Agreement;

(g) Any Middleby Company becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or the Parent or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Parent or such Subsidiary or any substantial part of the property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Parent or any Subsidiary or for any substantial part of the property thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary), is commenced in respect of the Parent or any Subsidiary, and if such case or proceeding is not commenced by the Parent or such Subsidiary, it is consented to or acquiesced in by the Parent or such Subsidiary, or remains for 60 days undismissed; or the Parent or any Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

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(h) (A) institution of any steps by any Middleby Company or any other Person to terminate a Plan if as a result of such termination such Middleby Company could be required to make a contribution to such Plan, or could incur a liability or obligation to such Plan, in excess of $625,000; (B) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under section 302(f) of ERISA; or (C) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Parent and the Controlled Group has incurred on the date of such withdrawal) exceeds $625,000;

(i) a final judgment which, with other undischarged final judgments against any Middleby Company, exceeds an aggregate (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) of $625,000 shall be rendered against the Parent or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments;

(j) any Transaction Document shall at any time after the Closing Date cease for any reason to be in full force and effect with respect to any Loan Party; or

(k) a Change of Control shall have occurred.

8.2 Consequences of Event of Default.

(a) Bankruptcy. If an Event of Default specified in paragraphs (g) or (h) of Section 8.1 hereof shall occur, the unpaid balance of the Notes and interest accrued thereon and all other liabilities of the Loan Parties to the holders thereof hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived.

(b) Other Defaults. If any other Event of Default shall occur, Required Purchasers may at their option, by written notice to the Company, declare the entire unpaid balance of the Notes, and interest accrued thereon and all other liabilities of the Loan Parties hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without presentment, demand, protest or (except as expressly required hereby) notice of any kind, all of which are hereby expressly waived; provided, that in the case of a default specified in clause (ii) of paragraph (a) of Section 8.1 hereof shall occur, any holder of a Note may declare the entire unpaid balance of such Note (but only such Note) and other amounts due hereunder and thereunder with regard to such Note to become immediately due and payable.

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(c) Penalty Interest. Following the occurrence and during the continuance of any Event of Default, the holders of the Notes shall be entitled to receive, to the extent permitted by applicable law, interest on the outstanding principal of, and premium and overdue interest, if any, on, the Notes at a rate per annum equal to the interest rate thereon (determined as provided in Section 3.1 hereof) plus 200 basis points.

(d) Premium. In the event of any acceleration of any Note pursuant to Section 8.2(b) hereof, the Company shall also pay to Agent, for the ratable benefit of Purchasers the prepayment premium that would otherwise be payable upon any voluntary prepayment of such Note.

ARTICLE 9

THE AGENT

     9.1 Authorization and Action. Each Purchaser and each subsequent holder of any Note by its acceptance thereof, hereby designates and appoints ACFS as Agent hereunder and authorizes ACFS to take such actions as agent on its behalf and to exercise such powers as are delegated to Agent by the terms of this Agreement and the other Purchase Documents, together with such powers as are reasonably incidental thereto. Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of Agent shall be read into this Agreement or otherwise exist for Agent. In performing its functions and duties hereunder, Agent shall act solely as agent for Purchasers and does not assume, nor shall be deemed to have assumed, any obligation or relationship of trust or agency with or for the Middleby Companies or any of their respective successors or assigns. Agent shall not be required to take any action that exposes Agent to personal liability or that is contrary to this Agreement or applicable Laws. The appointment and authority of Agent hereunder shall terminate at the indefeasible payment in full of the Notes and related obligations.

     9.2 Delegation of Duties. Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     9.3 Exculpatory Provisions. Neither Agent nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of Agent, the breach of its obligations expressly set forth in this Agreement, unless such action was taken or omitted to be taken by Agent at the direction of the Required Purchasers), or (b) responsible in any manner to any of Purchasers for any recitals, statements, representations or warranties made by the Loan Parties contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of any of the Loan Parties to perform their respective obligations hereunder, or for the satisfaction of any condition specified in Article 4 hereof. Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of any of the Middleby Companies.

     9.4 Reliance. Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Middleby Companies), independent accountants and other experts selected by Agent. Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of the Required Purchasers or all of Purchasers, as applicable, as it deems appropriate or it shall first be indemnified to its satisfaction by Purchasers; provided, that, unless and until Agent shall have received such advice, Agent may take or refrain from taking any action, as Agent shall deem advisable and in the best interests of Purchasers. Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with a request of the Required Purchasers or all of Purchasers, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers.

     9.5 Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by Agent or hereafter taken, including, without limitation, any review of the affairs of the Middleby Companies, shall be deemed to constitute any representation or warranty by Agent. Each Purchaser represents and warrants to Agent that it has and will, independently and without reliance upon Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Middleby Companies and made its own decision to enter into this Agreement.

     9.6 Agent in its Individual Capacity. Agent, and each of its Affiliates may make loans to, purchase securities from, provide services to, accept deposits from and generally engage in any kind of business with the Middleby Companies or any Affiliate of the Middleby Companies as though Agent were not Agent hereunder.

     9.7 Successor Agent. Agent may, upon 45 days’ notice to the Loan Parties and Purchaser, and Agent will, upon the direction of the Required Purchasers (other than Agent, in its individual capacity), resign as Agent. If Agent shall resign, then the Required Purchasers during such 15-day period shall appoint a successor Agent and if the Required Purchasers direct Agent to resign, such direction shall include an appointment of a successor Agent. If for any reason no successor Agent is appointed by the Required Purchasers during such 15-day period, then effective upon the expiration of such 15-day period, Purchasers shall perform all of the duties of Agent hereunder and the Company shall make all payments in respect of the Notes directly to the applicable Purchaser and for all purposes shall deal directly with Purchasers. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

9.8 Collections and Disbursements.

(a) Agent will have the right to collect and receive all payments of the Notes, and to collect and receive all reimbursements due hereunder, together with all fees, charges or other amounts due under this Agreement and the other Purchase Documents with regard to the Notes, and Agent will remit to each Purchaser, according to its pro rata percentage, all such payments actually received by Agent (other than pursuant to the Fee Letter) in accordance with the settlement procedures established from time to time. Settlements shall occur on such dates as Agent may elect in its sole discretion, but which shall be no later than two (2) Business Days following receipt thereof.

(b) If any such payment received by Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement or the other Purchase Documents, each Purchaser will, upon written notice from Agent, promptly pay over to Agent its pro rata percentage of the amounts so rescinded or returned, together with interest and other fees thereon so rescinded or returned.

(c) All payments by Agent and Purchasers to each other hereunder shall be in immediately available funds. Agent will at all times maintain proper books of accounts and records reflecting the interest of each Purchaser in the Notes, in a manner customary to Agent’s keeping of such records, which books and records shall be available for inspection by each Purchaser at reasonable times during normal business hours, at such Purchaser’s sole expense. Agent may treat the payees of any Note as the holder thereof until written notice of the transfer thereof shall have been received by Agent in accordance with Section 6.3 hereof. In the event that any Purchaser shall receive any payment in reduction of the Notes in an amount greater than its applicable pro rata percentage in respect of obligations to Purchaser evidenced hereby (including, without limitation amounts obtained by reason of setoffs) such Purchaser shall hold such excess in trust for Agent (on behalf of all other Purchasers) and shall promptly remit to Agent such excess amount so that the amounts received by each Purchaser hereunder shall at all times be in accordance with its applicable pro rata percentage. If, however, any Purchaser that has received any such excess amount fails to remit such amount to the Agent, the Agent shall reallocate the amounts paid on the next payment date to each Purchaser so that, after giving effect to such payments, the pro rata obligations owed by the Loan Parties to each Purchaser shall be in an amount equal to the pro rata amount owed by the Loan Parties before the date of the payment of such excess amount. In no event shall any Purchaser be deemed to have a participation or other right in, to or against any other Purchaser’s Note as a result of the payment of any excess amount.

     9.9 Reporting. During the term of this Agreement, Agent will promptly furnish each Purchaser with copies of all notices and financial statements of the Middleby Companies required to be delivered or obtained hereunder and such other financial statements and reports and other information in Agent’s possession as any Purchaser may reasonably request. Agent will immediately notify Purchasers when it receives actual knowledge of any Event of Default under the Purchase Documents.

9.10 Consent of Purchasers.

(a) Except as expressly provided herein, Agent shall have the sole and exclusive right to service, administer and monitor the Notes and the Purchase Documents related thereto, including, without limitation, the right to exercise all rights, remedies, privileges and options under this Agreement and under the other Purchase Documents, including, without limitation, the credit judgment with respect to the purchasing of the Notes and the determination as to the basis on which and extent to which purchases of Notes may be made.

(b) Notwithstanding anything to the contrary contained in Section 9.10(a) above, Agent shall not without the prior written consent of all Purchasers then holding Notes: (i) extend any payment date under the Notes, (ii) reduce any interest rate applicable to any of the Notes or any fee payable to Purchasers hereunder, (iii) waive any Event of Default under Section 8.1(a) hereof, (iv) compromise or settle all or a portion of the Indebtedness under the Notes, (v) release any obligor from the Indebtedness under the Notes except in connection with full payment and satisfaction of all Indebtedness under the Notes, (vi) amend the definition of Required Purchasers, or (vii) amend this Section 9.10(b).

(c) Notwithstanding anything to the contrary contained in Section 9.10(a) above, and subject to any applicable limitation set forth in Section 9.10(b) above, Agent shall not, without the prior written consent of Required Purchasers: (i) waive any Event of Default; (ii) consent to any Middleby Company’s taking any action that, if taken, would constitute an Event of Default under this Agreement or under any of the other Purchase Documents; or (iii) amend or modify or agree to an amendment or modification of this Agreement or other Purchase Documents.

(d) After an acceleration of the Indebtedness, Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Purchasers and, unless otherwise directed in writing by Required Purchasers, to exercise or refrain from exercising any and all rights, remedies, privileges and options under this Agreement or the other Purchase Documents and available at law or in equity to protect the rights of Agent and Purchaser and collect the Indebtedness under the Notes, including, without limitation, instituting and pursuing all legal actions brought against any Middleby Company or to collect the Indebtedness under the Notes, or defending any and all actions brought by any Middleby Company or other Person; or incurring expenses or otherwise making expenditures to protect the collateral, the Notes or Agent’s or any Purchaser’s rights or remedies.

     9.11 This Article Not Applicable to Loan Parties. This Article 9 is included in this Agreement solely for the purpose of determining certain rights as between Agent and Purchasers and does not create, nor shall it give rise to, any rights in or obligations on the part of the Loan Parties and all rights and obligations of the Loan Parties (other than as specifically set forth herein) under this Agreement shall be determined by reference to the provisions of this Agreement other than this Article 9.

ARTICLE 10

PUT OPTION

     10.1 Grant of Option. Parent hereby grants to each holder of Subject Securities (a “Holder”) an option to sell to Parent, and Parent is obligated to purchase from each Holder under such option (the “Put Option”), all (or such portion as is designated by any such Holder pursuant to Section 10.3 below) of the Subject Securities then owned by such Holder. The Put Option will be effective at any time and from time to time after the earliest to occur of (a) March 15, 2007 or (b) a Change of Control.

     10.2 Put Price. In the event that any Holder exercises the Put Option, the price (the “Put Price”) to be paid to each such Holder pursuant to this Agreement will be the sum of the amount determined by multiplying the number of shares of Subject Securities (or, in the case of any Warrant, the number of shares of Underlying Common Stock into which such Warrant is convertible) for which the Put Option is being exercised (collectively, the “Put Shares”) by the Fair Market Value therefor (or, in the case of any Subject Securities that are issuable Warrant Shares, by the difference between the Fair Market Value therefor and the exercise price therefor).

     10.3 Exercise of Put Option. If any Holder elects to exercise its Put Option, such Holder shall give notice to Parent and each other Holder of such Holder’s election to exercise the Put Option, specifying, among other things, the date on which the Put Option Closing (as hereinafter defined) shall occur, which date shall not be less than 30 days after the date of such notice. If a Holder receives such notice of another Holder’s exercise of such other Holder’s Put Option and the Put Option of the Holder receiving such notice is effective pursuant to Section 10.1 hereof, the Holder receiving such notice may elect to exercise its Put Option and designate a Put Option Closing simultaneous with that of such other Holder. Parent will provide each Holder desiring to exercise its Put Option with the name and address of each other Holder. Notwithstanding the foregoing, the right of each Holder to exercise its Put Option shall be an individual and separate right, and the exercise of any Put Option by any Holder shall not be conditioned upon the exercise by any other Holder of its Put Option.

     10.4 Certain Remedies. Subject to the following sentence, in the event that Parent defaults on its obligation to purchase all or any portion of the Put Shares upon exercise of the Put Option by any Holder (i.e., Parent fails to pay the Put Price in cash or, at a time when permitted, by the issuance of a Senior Put Note), the Holder may elect, in addition to any other rights or remedies of such Holder, either to (a) rescind its exercise of the Put Option, in which case the Put Option will continue in full force and effect, or (b) receive a promissory note that (i) shall be in form and substance satisfactory to such Holder in its sole discretion, (ii) shall be duly executed by the Parent and payable to such Holder in the principal amount of the Put Price, (iii) shall be guaranteed by each other Middleby Company, (iv) shall bear interest on the outstanding principal thereof at a rate per annum equal to 17.5%, (v) shall be payable on demand and (vi) may be subject to repayment, in part or in full, at any time and from time to time without premium or penalty of any kind. If any Holder elects to exercise its Put Option at a time that all or any portion of the Put Price is not permitted to be paid in cash pursuant to the Senior Credit Agreement, the Holder shall accept a Senior Default Put Note with respect to that portion of the Put Price which the Company is not then permitted to dividend or otherwise distribute to Parent under the Senior Credit Agreement to permit the Parent to pay the Put Price in cash.

     10.5 Put Option Closing. Each closing for the purchase and sale of the Put Shares as to which any Holder has notified Parent of such Holder’s intention to exercise the Put Option (a “Put Option Closing”) shall occur on the date specified in such notice of exercise. At any Put Option Closing, to the extent applicable, the Holder of the Put Shares will deliver the certificate or certificates evidencing the Put Shares being purchased, duly endorsed in blank. In consideration therefor, Parent will deliver to the Holder the Put Price, which will be payable, at the Company’s option, (a) in cash by wire transfer of immediately payable funds to an account designated by such Holder, or (b) if at the time of the Put Option Closing, the Senior Leverage Ratio is not greater than 2.5 to 1.0 for the Computation Period then ended, by the issuance of a Senior Put Note.

ARTICLE 11

PREEMPTIVE RIGHTS

     11.1 Limited Preemptive Rights. If after the date of this Agreement, Parent authorizes the issuance and sale of any shares of capital stock or any securities containing options or rights to acquire any shares of capital stock (other than in connection with the exercise of the Warrants, an underwritten public offering or the issuance of such securities in exchange for the securities or assets of another Person as a part of a merger or acquisition (or other similar transaction) of a business as a going concern) at any time that any Purchaser holds any Common Stock of Parent or Warrants, Parent will offer to sell to each Purchaser a portion of such securities equal to the percentage determined by dividing (a) the number of shares of Common Stock of Parent and Underlying Common Stock (without duplication) then held by such Purchaser by (b) the number of shares of Common Stock of Parent then outstanding (on a fully diluted basis). For purposes of clause (b) above, a share of Common Stock of Parent acquirable upon exercise or conversion of options or rights to acquire any shares of Common Stock of Parent shall be deemed outstanding only if the applicable conversion price, exercise price or other acquisition price is equal to or less than the then current Market Price of a share of Common Stock of Parent. Each Purchaser will be entitled to (x) purchase such stock or securities at the same price and on the same terms as such stock or securities are to be offered to any other Person and (y) receive written notice of such proposed sale from Parent describing in reasonable detail the stock or securities being so offered, the purchase price thereof, the payment terms and each Purchaser’s percentage allotment. Each Purchaser will have 30 Business Days from the date of receipt of any such notice and such other information as such Purchaser may reasonably request to facilitate its investment decision, to agree to purchase up to its respective pro rata share of the new stock or securities being so offered for the price (valued at Fair Market Value for any noncash consideration) and upon the terms specified in such notice by giving written notice to the Parent stating the quantity of such new stock or securities that such Purchaser has agreed to purchase. Upon the expiration of such period, Parent will be free to sell such stock or securities which Purchasers have not elected to purchase during the 180-days following such expiration on terms and conditions no more favorable to purchasers thereof than those offered to Purchasers. Any stock or securities offered or sold by Parent after such 180-day period must be reoffered to each Purchaser pursuant to the terms of this Section 11.1. Any stock or securities purchased by a Purchaser from Parent pursuant to this Section 11.1 shall, upon such purchase and thereafter be deemed to be Securities and Registrable Securities for all purposes of this Agreement.

ARTICLE 12 REGISTRATION RIGHTS 12.1 Piggyback Registrations.

(a) Whenever Parent proposes to register any of its securities under the Securities Act and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), Parent will give prompt written notice (in any event within 20 Business Days after its receipt of notice of any exercise of demand registration rights other than under this Agreement) to all holders of Registrable Securities with respect of the proposed offering at least 20 Business Days before the initial filing with the SEC of such registration statement, and offer to include in such filing such Registrable Securities as any such holder may request. Each such holder of Registrable Securities desiring to have Registrable Securities registered under this Section 12.1 shall advise Parent in writing within 20 Business Days after the date of receipt of such notice from Parent, setting forth the amount of such Registrable Securities for which registration is requested. Parent shall thereupon include in such filing the number of Registrable Securities for which registration is so requested, and shall use its best efforts to effect registration under the Securities Act of such Registrable Securities.

(b) The registration expenses of the holders of Registrable Securities will be paid by Parent in all Piggyback Registrations to the extent provided in Section 12.6 hereof.

(c) If a Piggyback Registration is an underwritten primary registration on behalf of holders of Parent’s securities, and the managing underwriters advise Parent in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to Parent, Parent will include in such registration: (i) first, the securities Parent proposes to sell, and (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of the other securities requested to be included in such registration, provided that no holders of such securities will have priority for inclusion in such registration over the holders of the Registrable Securities.

(d) If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Parent’s securities, and the managing underwriters advise Parent in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in an orderly manner in such offering within a price range acceptable to the holders initially requesting such registration, Parent will include in such registration: (i) first, the securities the holders initially requesting such registration propose to sell, and (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of other securities requested to be included in such registration, provided that no holders of such securities will have priority for inclusion in such registration over the holders of the Registrable Securities.

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(e) If any Piggyback Registration is an underwritten offering, the selection of investment banker(s) and manager(s) for the offering shall be selected by the Parent.

(f) If Parent has previously filed a registration statement with respect to Registrable Securities pursuant to this Section 12.1, and if such previous registration has not been withdrawn or abandoned, Parent will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least 90 days has elapsed from the effective date of such previous registration.

12.2 Demand Registration Rights.

(a) If, at any time, Parent receives a written request by the holders of a majority of the Registrable Securities to effect the registration under the Securities Act of such shares of Common Stock of Parent, Parent shall follow the procedures described in this Section 12.2. Within 20 days of its receipt of such request, Parent shall give written notice of such proposed registration (a “Demand Registration”) to all holders of Registrable Securities, and thereupon, Parent shall, as expeditiously as possible, use its best reasonable efforts to effect the registration on a form of general use under the Securities Act of the shares it has been requested to register in such initial request and in any response to such notice given to Parent within 20 days after Parent’s giving of such notice; provided, however, that Parent shall not be required to effect more than one (1) Demand Registration pursuant to this Section 12.2.

(b) Parent may not be required to effect a registration pursuant to this Section 12.2 during the first 180 days after the effective date of any registration statement filed by Parent under Section 12.1 hereof if the holders of Registrable Securities requesting registration have been afforded the opportunity to register in such registration all or a majority of their Registrable Securities.

(c) Parent may include in any registration under this Section 12.2 any other shares of Common Stock of Parent (including issued and outstanding shares of stock as to which the holders thereof have contracted with Parent for “piggyback” registration rights) so long as the inclusion in such registration of such shares will not, in the opinion of the managing underwriter of the shares of the stockholder or stockholders first demanding registration (if the offering is underwritten), interfere with the successful marketing in accordance with the intended method of sale or other disposition of all the stock sought to be registered by such demanding stockholder or stockholders pursuant to this Section 12.2.

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     12.3 S-3 Demand Registration Rights. In addition to the registration rights provided in Sections 12.1 and 12.2 above, if at any time Parent is eligible to use SEC Form S-3 (or any successor form) for registration of secondary sales of Registrable Securities, any holder of Registrable Securities may request in writing that Parent register shares of Registrable Securities on such form. Upon receipt of such request, Parent will promptly notify all holders of Registrable Securities in writing of the receipt of such request and each such Holder may elect (by written notice sent to Parent within 30 days of receipt of Parent’s notice) to have its Registrable Securities included in such registration pursuant to this Section 12.3. Thereupon, Parent will, as soon as practicable, use its best efforts to effect the registration on Form S-3 of all Registrable Securities that Parent has so been requested to register by such holder for sale. Parent will use its best efforts to qualify and maintain its qualification for eligibility to use Form S-3 for such purposes.

     12.4 Holdback Agreements.

(a) Each holder of Registrable Securities agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of Parent, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and the 90-day period (or such longer period, not to exceed 90 additional days, as the managing underwriter shall require) beginning on the effective date of any underwritten Piggyback Registration in which Registrable Securities are included or any Demand Registration (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

(b) Parent agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven (7) days prior to and during the 90-day period beginning on the effective date of or any underwritten Piggyback Registration or Demand Registration (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and (ii) to the extent possible, to cause each holder of at least 10% (on a fully-diluted basis) of its Common Stock of Parent, or any securities convertible into or exchangeable or exercisable for Common Stock, purchased from Parent at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree.

     12.5 Registration Procedures. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, Parent will use reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof (including the registration of Warrants held by a holder of Registrable Securities requesting registration as to which Parent has received reasonable assurances that only Registrable Securities will be distributed to the public), and pursuant thereto Parent will as expeditiously as possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, Parent will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel);

(b) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(c) use reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Securities reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that Parent will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdictions, (iii) consent to general service of process in each such jurisdiction or (iv) undertake such actions in any jurisdiction other than the states of the United States of America and the District of Columbia);

(d) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, Parent will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(e) use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Parent are then listed and, if not so listed, to be listed on the NASD automated quotation system and, if listed on the NASD automated quotation system, use its best efforts to secure designation of all such Registrable Securities covered by such registration statements as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the Securities and Exchange Commission or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

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(f) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(g) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);

(h) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of Parent, and cause Parent’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(i) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of Parent’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(j) permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of Parent, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to Parent in writing, which in the reasonable judgment of such holder and its counsel should be included; and

(k) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock of Parent included in such registration statement for sale in any jurisdiction, Parent will use its reasonable best efforts promptly to obtain the withdrawal of such order. If any such registration or comparable statement refers to any holder by name or otherwise as the holder of any securities of Parent and if in its sole and exclusive judgment such holder is or might be deemed to be a controlling person of Parent, such holder shall have the right to require (i) the insertion therein of language, in form and substance satisfactory to such holder and presented to Parent in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of Parent’s securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of Parent, (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder; provided that with respect to this clause (ii) such holder shall furnish to Parent an opinion of counsel to such effect, which opinion and counsel shall be reasonably satisfactory to Parent.

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     12.6 Registration Expenses. All expenses incident to Parent’s performance of or compliance with this Article 12, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Parent and all independent certified public accountants, underwriters (excluding discounts and commissions) and other Persons retained by Parent (all such expenses, excluding underwriting discounts and commissions, being herein called “Registration Expenses”), will be borne by Parent. Parent will bear the cost of one set of counsel for the Holders of Registrable Securities participating in any Piggyback Registration or Demand Registration. All underwriting discounts and commissions will be borne by the seller of the securities sold pursuant to the registration.

     12.7 Indemnification.

(a) Parent agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished to Parent by such holder for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after Parent has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, Parent will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to Parent in writing such information and affidavits as Parent reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify Parent, its directors and officers and each Person who controls Parent (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder;

(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

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(d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. Parent also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event Parent ‘s indemnification is unavailable for any reason.

     12.8 Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to Parent or the underwriters other than representations and warranties regarding such holder and such holder’s intended method of distribution.

ARTICLE 13

MISCELLANEOUS

     13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (a) the Loan Parties may not assign or transfer their rights hereunder or any interest herein or delegate their duties hereunder and (b) Purchasers shall have the right to assign their rights hereunder and under the Securities in accordance with Article 6 hereof.

     13.2 Modifications and Amendments. The provisions of this Agreement may be modified, waived or amended, but only by a written instrument signed by each of the Loan Parties to be bound thereby, and to the extent such modification, amendment or waiver relates (a) to the Notes, such instrument must be executed by Agent on behalf of Purchasers upon satisfaction of the conditions set forth in Section 9.10 and (b) to the Warrants or the Underlying Shares, such instrument must be executed by the holders of a 75% of the Warrant Shares.

     13.3 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that Agent or Purchasers or any holder of Notes, Warrants or Warrant Shares would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing, satisfy the conditions set forth in Section 9.10 hereof and shall be effective only to the extent in such writing specifically set forth.

     13.4 Reimbursement of Expenses. The Loan Parties upon demand shall (or shall cause the other Middleby Companies to) pay or reimburse Agent and Purchasers for all reasonable out-of-pocket fees and expenses incurred or payable by Agent or Purchasers (including, without limitation, reasonable fees and expenses of special counsel for Agent and Purchasers), from time to time (a) arising in connection with the negotiation, preparation and execution of this Agreement, the Notes, the other Purchase Documents and all other instruments and documents to be delivered hereunder or thereunder or arising in connection with the transactions contemplated hereunder or thereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof or thereof, and (c) arising in connection with the enforcement of this Agreement or collection of the Notes.

     13.5 Holidays. Whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

     13.6 Notices. All notices and other communications given to or made upon any party hereto in connection with this Agreement shall, except as otherwise expressly herein provided, be in writing (including telecopy, but in such case, a confirming copy will be sent by another permitted means) and mailed via certified mail, telecopied or delivered by guaranteed overnight parcel express service or courier to the respective parties, as follows:

     to any Loan Party:

The Middleby Corporation 1400 Toastmaster Drive Elgin, Illinois 60120 Attn: Chief Financial Officer Telecopier: (817) 741-0015

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with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036-6522 Attn: Blaine V. Fogg Telecopier: (212) 735-2000

to Agent:

American Capital Financial Services, Inc. 2 Bethesda Metro Center, 14th Floor Bethesda, Maryland 20814 Attn: Compliance Officer Telecopier: (301) 654-6714

with a copy to:

Arnold & Porter 555 12th Street, N.W. Washington, D.C. 20004 Attn: Samuel A. Flax, Esq. Telecopier: (202) 942-5999

and to:

American Capital Strategies, Ltd. 311 South Wacker Drive Suite 4550 Chicago, Illinois 60606 Attn: Gordon O’Brien Telecopier: (312) 697-4917

and to:

Patton Boggs LLP 2001 Ross Avenue, Suite 3000 Dallas, Texas 75201 Attn: R. Jeffrey Cole, Esq. Telecopier: (214) 758-1550

to Purchasers:

As set forth on Annex A

or in accordance with any subsequent written direction from the recipient party to the sending party. All such notices and other communications shall, except as otherwise expressly herein provided, be effective upon delivery if delivered by courier or overnight parcel express service; in the case of certified mail, three (3) Business Days after the date sent; or in the case of telecopy, when received.

     13.7 Survival. All representations, warranties, covenants and agreements of the Middleby Companies contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement and the purchase of the Notes and the Warrants and shall continue in full force and effect so long as any Note or Warrant is outstanding and until payment in full of all of the Loan Parties’ obligations hereunder or thereunder. All obligations relating to indemnification hereunder shall survive any termination of this Agreement and shall continue for the length of any applicable statute of limitations.

     13.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

     13.9 Jurisdiction, Consent to Service of Process.

(a) THE LOAN PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR THEMSELVES AND THEIR PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY ILLINOIS STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF ILLINOIS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ILLINOIS OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT AND PURCHASERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT AGAINST THE LOAN PARTIES OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) THE LOAN PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT THEY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER PURCHASE DOCUMENT IN ANY ILLINOIS OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

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(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.6 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     13.10 Jury Trial Waiver. THE LOAN PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING (I) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR (II) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     13.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement.

     13.12 Headings. Article, section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     13.13 Indemnity. The Loan Parties hereby agree to indemnify, defend and hold harmless Agent and Purchasers and their officers, directors, employees, agents and representatives, and their respective successors and assigns in connection with any losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, to which Agent or any Purchaser may become subject (other than as a result of the gross negligence or willful misconduct of any such Person), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or by reason of any investigation, litigation or other proceedings related to or resulting from any act of, or omission by, the Loan Parties or their Affiliates or any officer, director, employee, agent or representative of the Loan Parties or their Affiliates with respect to the Transactions, the Notes, Charter Documents, the Bylaws or any agreements entered into in connection with any such agreements, instruments or documents and to reimburse Agent and Purchasers and each such Person and Affiliate, upon demand, for any legal or other expenses incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action. To the extent that the foregoing undertakings may be unenforceable for any reason, the Loan Parties agree to make the maximum contribution to the payment and satisfaction of indemnified liabilities set forth in this Section 13.13 which is permissible under applicable law.

     13.14 Environmental Indemnity. The Loan Parties, and their successors and assigns, hereby release and discharge, and agree to defend, indemnify and hold harmless, Agent, Purchasers and their Affiliates (including their partners, subsidiaries, customers, guests, and invitees, and the successors and assigns of all of the foregoing, and their respective officers, employees and agents) from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees, to which Agent or any Purchaser may become subject (other than as a result of the gross negligence or willful misconduct of any such Person), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or by reason of any Environmental Liabilities, whenever and by whomever asserted, to the extent that such Environmental Liabilities are based upon, or otherwise relate to: (a) any Condition at any time in, at, on, under, a part of, involving or otherwise related to the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities); (b) any action or failure to act of any Person, including any prior owner or operator of the Properties and Facilities (including any of the properties, materials, articles, products, or other things included in or otherwise a part of the Properties and Facilities), involving or otherwise related to the Properties and Facilities or operations of the Middleby Companies; (c) the Management of any Pollutant, material, article or product (including Management of any material, article or product containing a Pollutant) in any physical state and at any time, involving or otherwise related to the Properties and Facilities or any property covered by clause (d) (including Management either from the Properties and Facilities or from any property covered by clause (d), and Management to, at, involving or otherwise related to the Properties and Facilities or any property covered by clause (d)); (d) conditions, and actions or failures to act, in, at, on, under, a part of, involving or otherwise related to any property other than the Properties and Facilities, which property was, at or prior to the Closing Date, (i) acquired, held, sold, owned, operated, leased, managed, or divested by, or otherwise associated with, (A) the Middleby Companies, (B) any of the Middleby Companies’ Affiliates, or (C) any predecessor or successor organization of those identified in (A) or (B); or (ii) engaged in any tolling, contract manufacturing or processing, or other similar activities for, with, or on behalf of the Middleby Companies; (e) any violation of or noncompliance with or the assertion of any Lien under the Environmental Laws, (f) the presence of any toxic or hazardous substances, wastes or contaminants on, at or from the past and present Properties and Facilities, including, without limitation, human exposure thereto; (g) any spill, release, discharge or emission affecting the past and present Properties and Facilities, whether or not the same originates or emanates from such Properties and Facilities or any contiguous real estate, including, without limitation, any loss of value of such Properties and Facilities as a result thereof; or (h) a misrepresentation in any representation or warranty or breach of or failure to perform any covenant made by the Loan Parties in this Agreement. This indemnity and agreement to defend and hold harmless shall survive any termination or satisfaction of the Notes or the sale, assignment or foreclosure thereof or the sale, transfer or conveyance of all or part of the past and present properties and facilities or any other circumstances which might otherwise constitute a legal or equitable release or discharge, in whole or in part, of the Company under the Notes.

     13.15 Counterparts. This Agreement may be executed in any number of counterparts and by either party hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

     13.16 Integration. This Agreement and the other Purchase Documents set forth the entire understanding of the parties hereto with respect to all matters contemplated hereby and supersede all previous agreements and understandings among them concerning such matters. No statements or agreements, oral or written, made prior to or at the signing hereof, shall vary, waive or modify the written terms hereof.

     13.17 Subordination. THE OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT (THE “SUBORDINATION AGREEMENT”), DATED AS OF DECEMBER 21, 2001, AMONG BANK OF AMERICA, N.A., AS ADMINISTRATIVE AGENT FOR THE SENIOR LENDER, AGENT, PURCHASERS, THE LOAN PARTIES, AND THE OTHER MIDDLEBY COMPANIES SIGNATORY THERETO TO THE INDEBTEDNESS AND OTHER LIABILITIES OWED BY THE LOAN PARTIES UNDER AND PURSUANT TO THE SENIOR CREDIT AGREEMENT, AND EACH RELATED “LOAN DOCUMENT” (AS DEFINED THEREIN), AND EACH HOLDER HEREOF, BY ITS ACCEPTANCE HEREOF, ACKNOWLEDGES AND AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

     13.18 Conditional Warrant Determination

(a) Calculation of IRR. At or prior to the Determination Date, Agent shall provide the Company with the calculation of the IRR received by the Holders, collectively, with respect to the Notes and Warrants (the “Holders’ IRR”), assuming that the Warrants are exercisable into 5.5% of the issued and outstanding Common Stock of Parent on a fully diluted basis at the time of Closing. For a period of ten (10) Business Days following such determination, Agent shall provide the Parent with any information reasonably requested by the Parent in connection with the Holders’ IRR. If the Parent disputes Agent’s calculation of Holders’ IRR, then the Parent shall notify Agent of such dispute within ten (10) Business Days of receiving Agent’s calculations (the “Parent Notice”). If the Parent fails to provide the Parent Notice, then Holders’ IRR shall be deemed to be Holders’ IRR as originally determined by Agent. If the Parent delivers the Parent Notice, then Agent shall have ten (10) Business Days following its receipt of the Parent Notice, together with any information reasonably requested by the Parent in connection with such calculation, to correct such error and provide the Parent with a revised, and final determination of Holders’ IRR.

(b) Adjustment of Exercise Shares. Promptly, but in no event later than one (1) Business Day, following the final determination of Holders’ IRR, the Agent shall inform the Company of, and the Company shall confirm, the number of Exercise Shares applicable to each Conditional Warrant.

(c) Costs and Expenses. Each of Agent and the Company shall bear its respective fees and expenses with respect to the determination of the Holders’ IRR and the Exercise Shares.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LOAN PARTIES: THE MIDDLEBY CORPORATION By: /s/ David B. Baker —————————————— David B. Baker Vice President and Chief Financial Officer

MIDDLEBY MARSHALL INC. By: /s/ David B. Baker —————————————— David B. Baker Vice President and Chief Financial Officer

AGENT: AMERICAN CAPITAL FINANCIAL SERVICES, INC. By: /s/ Mark D. Schindel —————————————— Name: Mark D. Schindel Title: Vice President

PURCHASERS: AMERICAN CAPITAL STRATEGIES, LTD. By: /s/ Mark D. Schindel —————————————— Name: Mark D. Schindel Title: Principal

ANNEXES

Annex A	Purchaser and Payment Information

SCHEDULES

“Organizational Schedule”
“Litigation Schedule”
“Environmental Schedule”
“Properties Schedule”
“Intellectual Property Schedule”
“Indebtedness to be Repaid”
“Permitted Encumbrances Schedule”
“Permitted Investments Schedule”	Section 5.1(a) Section 5.1(j) Section 5.1(l) Section 5.1(q) Section 5.1(r) Schedule 7.2(a)(xi) Section 7.2(b) Section 7.2(h)

EXHIBITS

EXHIBIT A EXHIBIT B-1 EXHIBIT B-2 EXHIBIT C EXHIBIT D EXHIBIT E	Form of Series A Note Form of Primary Warrant Form of Conditional Warrant Form of Stockholders Agreement Form of Compliance Certificate Form of Guaranty

ANNEX A TO NOTE AND EQUITY PURCHASE AGREEMENT

Information Relating to Purchasers

I.	INFORMATION REGARDING PURCHASERS.

American Capital Strategies, Ltd. (“ACS”) 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814

II.	PAYMENT AND NOTICE INFORMATION.

(a)	All payments to Purchaser:

If by wire:

Account Name: ACS Funding Trust I Account #: 8601046967 Bank: LaSalle National Bank, Chicago ABA #: 071000505

If by mail:

ACS Funding Trust I 135 South LaSalle Street, Dept 4522 Chicago, Illinois 60674-4522

If by overnight parcel service (e.g., FedEx, UPS, etc.):

ACS Funding Trust I 200 West Monroe Street, Suite 200 Chicago, Illinois 60606 Attn: ACS Funding Trust I, Dept. 4522

with sufficient information to identify the source and application of such funds.

(b)	All notices of payments and written confirmations of such wire transfers:

American Capital Strategies, Ltd., as Servicer 2 Bethesda Metro Center, 14th Floor Bethesda, Maryland 20814 Attn: Comptroller Telecopier: (301) 654-6714

(c)	All other communications:

American Capital Strategies, Ltd., as Servicer 2 Bethesda Metro Center, 14th Floor Bethesda, Maryland 20814 Attn: Compliance Officer Telecopier: (301) 654-6714

III.	NOTES. Company will issue Senior Subordinated Notes in the aggregate principal amount of $25,000,000 to ACS.

All Notes issued to ACS will be assigned to: ACS FUNDING TRUST I c/o AMERICAN CAPITAL STRATEGIES, LTD., as Servicer 2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

IV.	WARRANTS. Parent will issue Warrants to purchase up to 8.25% (on a fully diluted basis) of Parent to ACS.